EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
TYSON FOODS, INC.,
HMB HOLDINGS, INC.,
and
THE HILLSHIRE BRANDS COMPANY
Dated as of [_________], 2014

TABLE OF CONTENTS
Page
Article I

THE OFFER

Section 1.1	The Offer 2

Section 1.2	Company Actions 4

Section 1.3	Directors 5

Section 1.4	The Top-Up Option 6

Section 1.5	Short-Form Merger 7
Article II

THE MERGER

Section 2.1	The Merger 8

Section 2.2	Closing 8

Section 2.3	Effective Time 8

Section 2.4	Effects of the Merger 8

Section 2.5	Charter 8

Section 2.6	Directors and Officers of the Surviving Corporation 8
Article III

EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 3.1	Effect on Stock of the Company and Merger Sub 9

Section 3.2	Certain Adjustments 10

Section 3.3	No Dissenters’ or Appraisal Rights 10

Section 3.4	Exchange of Company Common Stock 10

Section 3.5	Further Assurances 12
Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1	Organization and Corporate Power 13

Section 4.2	Capitalization 14

Section 4.3	Authority; Execution and Delivery; Enforceability; State Takeover Statutes 15

Section 4.4	Consents and Approvals; No Conflicts 16

Section 4.5	SEC Documents; Financial Statements; Undisclosed Liabilities 17

Section 4.6	Absence of Certain Changes or Events 20

Section 4.7	Information Supplied 20

Section 4.8	Legal Proceedings 21

Section 4.9	Compliance with Laws 21

Section 4.10	Permits 21

Section 4.11	ERISA Compliance; Excess Parachute Payments 22

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Section 4.12	Employee and Labor Matters 25

Section 4.13	Environmental Matters 25

Section 4.14	Properties 26

Section 4.15	Tax Returns and Tax Payments 27

Section 4.16	Company Material Contracts 28

Section 4.17	Intellectual Property 29

Section 4.18	Related Party Transactions 29

Section 4.19	Insurance 30

Section 4.20	FDA/USDA/FTC Product Matters 30

Section 4.21	Broker’s Fees 31

Section 4.22	Opinion of Financial Advisors 31

Section 4.23	No Other Representations or Warranties 31
Article V

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Section 5.1	Organization and Corporate Power 32

Section 5.2	Capitalization of Merger Sub 32

Section 5.3	Authority; Execution and Delivery; Enforceability; State Takeover Statutes 32

Section 5.4	Consents and Approvals; No Conflicts 33

Section 5.5	Information Supplied 34

Section 5.6	Legal Proceedings 34

Section 5.7	Financing 34

Section 5.8	Broker’s Fees 35

Section 5.9	No Other Representations or Warranties 35
Article VI

COVENANTS

Section 6.1	Company Conduct of Business Prior to the Effective Time 36

Section 6.2	Preparation of the Proxy Statement; Stockholders Meeting. 39

Section 6.3	No Solicitation. 40

Section 6.4	Publicity 44

Section 6.5	Notification of Certain Matters 44

Section 6.6	Access to Information 45

Section 6.7	Efforts 46

Section 6.8	Indemnification 48

Section 6.9	Financing 49

Section 6.10	Employee Benefit Plans 53

Section 6.11	Section 16 Matters 57

Section 6.12	Litigation 57

Section 6.13	Pinnacle Termination Fee 57

Section 6.14	Section 14d-10(d) Matters 57

Section 6.15	Dividends 58

Section 6.16	Voting of Shares 58

Section 6.17	Merger Sub 58

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Article VII

CONDITIONS TO THE MERGER

Section 7.1	Conditions to Obligations of Each Party 58
Article VIII

TERMINATION

Section 8.1	Termination 59

Section 8.2	Effect of Termination 61

Section 8.3	Termination Fee; Expenses 61
Article IX

MISCELLANEOUS

Section 9.1	Amendment and Modification 63

Section 9.2	Extension; Waiver 63

Section 9.3	No Survival of Representations and Warranties 63

Section 9.4	Notices 63

Section 9.5	Counterparts 64

Section 9.6	Entire Agreement; Third Party Beneficiaries 65

Section 9.7	Severability 65

Section 9.8	Interpretation 65

Section 9.9	Assignment 66

Section 9.10	Headings 66

Section 9.11	Governing Law 66

Section 9.12	Enforcement; Exclusive Jurisdiction 66

Section 9.13	WAIVER OF JURY TRIAL 67

Section 9.14	Definitions 67

Annex A    Conditions to the Offer

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INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 6.3(a)

Acceptance Time	Section 1.1(f)

Adverse Recommendation Change	Section 6.3(b)

Affiliate	Section 9.14(a)

Agreement	Preamble

Alternative Financing	Section 6.9(c)

Antitrust Laws	Section 6.7(a)

Articles of Merger	Section 2.3

Beneficial Owner	Section 9.14(a)

Book-Entry Shares	Section 3.1(d)

Business Day	Section 9.14(a)

Certificate	Section 3.1(d)

Closing	Section 2.2

Closing Date	Section 2.2

Code	Section 3.4(h)

Commitment Letter	Section 5.7

Company	Preamble

Company Benefit Plan	Section 9.14(a)

Company Board	Recitals

Company Business Personnel	Section 4.12(a)

Company Capital Stock	Section 4.2(a)

Company Common Stock	Recitals

Company DC Plan	Section 6.10(j)

Company Disclosure Documents	Section 4.7(a)

Company Disclosure Letter	Article IV

Company Material Adverse Effect	Section 9.14(a)

Company Material Contract	Section 9.14(a)

Company Material Intellectual Property	Section 9.14(a)

Company Preferred Stock	Section 4.2(a)

Company Recommendation	Section 4.3(b)

Company RSUs	Section 9.14(a)

Company SEC Documents	Section 4.5(a)

Company SEC Financial Statements	Section 4.5(c)

Company Stock Options	Section 9.14(a)

Company Stockholder Approval	Section 4.3(a)

Company Stockholders Meeting	Section 6.2(b)

Company Subsidiary	Section 4.1(c)

Company Takeover Proposal	Section 8.3(e)

Company Termination Fee	Section 8.3(b)

Confidentiality Agreement	Section 9.14(a)

Consent	Section 4.4(a)

Constituent Documents	Section 9.14(a)

Continuing Employees	Section 6.10(e)

Contract	Section 9.14(a)

D&O Insurance	Section 6.8(c)

Definitive Agreements	Section 6.9(b)

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Effective Time	Section 2.3

Environmental Claim	Section 9.14(a)

Environmental Laws	Section 9.14(a)

Environmental Permits	Section 4.13(a)

ERISA	Section 9.14(a)

ERISA Affiliate	Section 9.14(a)

ESOP	Section 6.10(j)

ESOP Loans	Section 6.10(j)

Exchange Act	Section 1.1(a)

Exchange Fund	Section 3.4(a)

Expiration Time	Section 1.1(d)

FDA	Section 4.20(a)

Fee Letter	Section 5.7

Filing	Section 4.4(a)

Financing	Section 5.7

Financing Sources	Section 9.14(a)

Food Authorities	Section 4.20(a)

Foreign Corrupt Practices Act	Section 4.9(b)

FTC	Section 4.20(a)

GAAP	Section 9.14(a)

Governmental Entity	Section 4.4(a)

HSR Act	Section 4.4(a)

Indebtedness	Section 9.14(a)

Intellectual Property	Section 9.14(a)

Knowledge	Section 9.14(a)

Laws	Section 9.14(a)

Leased Real Property	Section 4.14

Lien	Section 9.14(a)

Maryland Notice	Section 1.1(g)

Materials of Environmental Concern	Section 9.14(a)

Merger	Recitals

Merger Consideration	Section 3.1(b)

Merger Sub	Preamble

Merger Sub Board	Recitals

MGCL	Section 1.1(g)

Offer	Recitals

Offer Closing	Section 1.1(f)

Offer Conditions	Section 1.1(b)

Offer Documents	Section 1.1(g)

Offer Price	Recitals

Offer to Purchase	Section 1.1(g)

Order	Section 9.14(a)

Outside Date	Section 8.1(b)(ii)

Owned Real Property	Section 4.14

Parent	Preamble

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Parent Board	Recitals

Parent DC Plan	Section 6.10(j)

Parent Disclosure Letter	Article V

Parent Material Adverse Effect	Section 9.14(a)

Parent Subsidiaries	Section 1.2(a)

Party or Parties	Preamble

Paying Agent	Section 3.4(a)

Permits	Section 4.10

Permitted Lien	Section 9.14(a)

Person	Section 9.14(a)

Pinnacle Reimbursement Fee	Section 8.3(b)

Pinnacle Termination Fee	Section 6.13

Policies	Section 4.19

Premium Cap	Section 6.8(c)

Proceeding	Section 9.14(a)

Products	Section 4.20(a)

Proxy Statement	Section 4.7(a)

Real Property	Section 4.14

Real Property Lease	Section 4.14

Release	Section 9.14(a)

Representatives	Section 6.6(a)

Sarbanes-Oxley Act	Section 4.5(b)

Schedule 14D-9	Section 1.2(a)

Schedule TO	Section 1.1(g)

SDAT	Section 2.3

SEC	Section 4.4(a)

Securities Act	Section 4.4(a)

Security	Section 9.14(a)

Shares	Recitals

Subsequent Offering Period	Section 1.1(e)

Subsidiary	Section 9.14(a)

Superior Proposal	Section 6.3(e)(ii)

Surviving Corporation	Section 2.1

Takeover Laws	Section 4.3(b)

Takeover Proposal	Section 6.3(e)(i)

Tax Return	Section 9.14(a)

Taxes	Section 9.14(a)

Title IV Plan	Section 4.11(b)

Top-Up Closing	Section 1.4(b)

Top-Up Option	Section 1.4(a)

Top-Up Shares	Section 1.4(a)

Trade Secrets	Section 9.14(a)

Trademarks	Section 9.14(a)

Transactions	Recitals

USDA	Section 4.20(a)

6

Willful Breach	Section 9.14(a)

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of [_________], 2014 (this “Agreement”), is made and entered into by and among Tyson Foods, Inc., a Delaware corporation (“Parent”), The Hillshire Brands Company, a Maryland corporation (the “Company”), and HMB Holdings, Inc., a Maryland corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, prior to entering into this Agreement, the Pinnacle Merger Agreement (as defined herein) was terminated in accordance with its terms;
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all of the Company’s issued and outstanding shares (the “Shares” and each a “Share”) of common stock, par value $0.01 per share (the “Company Common Stock”), at a price per Share of $63.00, net to the seller thereof in cash, without interest (such amount, or any other amount per Share paid pursuant to the Offer and in accordance with this Agreement, the “Offer Price”);
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, following the acquisition of Shares pursuant to the Offer, Merger Sub shall merge with and into the Company (the “Merger” and together with the Offer and the Top-Up Option (as defined herein), if applicable, the “Transactions”), with the Company surviving the Merger, and each Share, other than Shares directly or indirectly owned by Parent, the Company or Merger Sub, will be converted into the right to receive the Merger Consideration (as defined herein);
WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the Offer, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved entering into this Agreement and the other transactions contemplated hereby and (iii) subject to Section 6.2 and Section 6.3, resolved to recommend acceptance of the Offer, and, if required by applicable Law, approval of the Merger by the Company’s stockholders;
WHEREAS, the board of directors of Parent (the “Parent Board”) has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Parent, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement, the Offer and the Merger;

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WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and
WHEREAS, Parent, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
Article I

THE OFFER
Section 1.1    The Offer.
(a)    Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer as promptly as practicable following the date of this Agreement, and in any event within ten (10) Business Days following the date of this Agreement (or such other date as the Parties may agree in writing).
(b)    The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted by applicable Laws) of only those conditions set forth in Annex A, as such conditions may be modified in accordance with this Agreement (the “Offer Conditions”), and no other conditions.
(c)    Parent and Merger Sub expressly reserve the right (in their sole discretion) to (x) waive, in whole or in part, any Offer Condition (to the extent permitted by applicable Law), or (y) to increase the amount of cash constituting the Offer Price or to make any other changes in the terms and conditions of the Offer consistent with the terms of this Agreement; provided, however, without the prior written consent of the Company, neither Parent nor Merger Sub shall (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) add to the Offer Conditions or modify or change any Offer Condition in any manner adverse to holders of Shares or that makes the Offer Conditions more difficult to satisfy, (v) except as otherwise provided in this Section 1.1, extend the Expiration Time (as defined below) of the Offer, or (vi) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to the holders of Shares. Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company, except if this Agreement is terminated in accordance with Section 8.1. If this Agreement is terminated pursuant to Section 8.1, Merger Sub shall, and

Parent shall cause Merger Sub to, promptly (and in any event within 24 hours following such termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated by Merger Sub, or if this Agreement is terminated in accordance with Section 8.1 prior to the acceptance for payment and payment for Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.
(d)    The initial expiration date and time of the Offer shall be midnight, New York time, on the date that is twenty (20) Business Days (for the purposes of this Section 1.1(d) and Section 1.1(e), Business Days shall be calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) from (and including the day of) the commencement of the Offer (such initial expiration date and time, and any expiration date and time established pursuant to an extension of the Offer in accordance with this Agreement, an “Expiration Time”).
(e)    If, as a result of the Company’s failure to provide information required under Section 6.9(d) with respect to the Pro Forma Financial Statements, the initial scheduled Expiration Time is less than fifteen (15) Business Days from (but excluding the day of) the date on which the information required by Section 6.9(d) has been provided by the Company, and if this Agreement shall not have terminated in accordance with Section 8.1, then Merger Sub may extend the Offer once until a time that is not later than midnight, New York time, on the date that is fifteen (15) Business Days from (but excluding the day of) the date on which the information required by Section 6.9(d) has been provided by the Company. In addition, if at any then-scheduled Expiration Time, any of the Offer Conditions is not satisfied or waived (to the extent permitted by applicable Law) by Merger Sub, and if this Agreement shall not have terminated in accordance with Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for periods of up to five (5) Business Days per extension (or such longer period as the Parties may agree) until the date on which all of the Offer Conditions are satisfied or so waived and the Offer is consummated; provided, however, that if the sole then-unsatisfied condition is the Minimum Condition, Merger Sub shall extend the Offer from time to time for up to a total of an additional ten (10) Business Days and, if following such extension or extensions the Minimum Tender Condition remains the sole then-unsatisfied condition, Merger Sub shall extend the Offer if and only if the Company shall have requested in writing that Merger Sub so extend the Offer. In addition, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Expiration Time for the minimum period required by the applicable rules, regulations, interpretations or positions of the SEC (or its staff), or rules of any securities exchange, in each case, as applicable to the Offer. Notwithstanding any provision in this Agreement to the contrary, in no event shall Merger Sub be required to extend the Offer beyond the Outside Date. In addition, Merger Sub may (and Parent shall cause Merger Sub to, if requested by the Company), following the Acceptance Time, make available one or more “subsequent offering periods” in accordance with Rule 14d-11 under the Exchange Act (each a “Subsequent Offering Period”); provided, however, that Merger Sub shall not make available such a Subsequent Offering Period in the event that, prior to the commencement of any such Subsequent Offering Period, Parent and Merger Sub directly or indirectly own more than ninety percent (90%) of the outstanding Shares.

(f)    Subject to the satisfaction of the Offer Conditions as of the Expiration Time, Merger Sub shall, and Parent shall cause Merger Sub to, consummate the Offer in accordance with its terms and accept for payment and pay for (subject to any withholding of tax pursuant to Section 3.4(h)) all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three (3) Business Days) after the Expiration Time and in accordance with applicable Law (the “Offer Closing” and the time and date on which Merger Sub accepts such Shares for payment, the “Acceptance Time”). Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any Shares that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer and shall cause Merger Sub to fulfill all of Merger Sub’s obligations under this Agreement.
(g)    As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file a tender offer statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with the SEC with respect to the Offer, which shall contain or include as exhibits an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO and the Offer to Purchase, together with all amendments, supplements and exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents (in each case as and to the extent required by the Exchange Act), along with the notice of the Merger (the “Maryland Notice”) required by Section 3-106(d)(1) of the Maryland General Corporation Law (the “MGCL”), to be disseminated to the Company’s stockholders of record. The Company shall promptly furnish Parent and Merger Sub all information concerning the Company and the Company Subsidiaries as shall be required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by it for use in the Offer Documents or the Maryland Notice if and to the extent that such information becomes false or misleading in any material respect or as otherwise required by Law, and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as soon as reasonably practicable and as and to the extent required by applicable U.S. federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendments thereto) prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel (i) any comments or communications, whether written or oral, that Parent or Merger Sub (or their counsel) may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or communications and (ii) a reasonable opportunity to participate in the response to such comments or communications and to provide comments on such response.
Section 1.2    Company Actions.
(a)    On the date the initial Offer Documents are filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) which shall, subject to subject to Section 6.3(b), include the Company Recommendation, and shall cause the Schedule 14D-9 (as and to the extent required by the Exchange Act) to be disseminated to the Company’s stockholders. Parent and Merger Sub shall promptly furnish the Company all information concerning Parent and the subsidiaries of Parent (the “Parent Subsidiaries”) as shall be required by the Exchange Act to be set forth in the Schedule 14D-9. Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information becomes false or misleading in any material respect or as otherwise required by Law, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as soon as reasonably practicable and as and to the extent required by applicable U.S. federal securities Laws. Unless the Company Board has effected an Adverse Recommendation Change or in connection therewith, Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel (i) any comments or communications, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments or communications and (ii) unless the Company Board has effected an Adverse Recommendation Change or in connection therewith, a reasonable opportunity to participate in the response to such comments or communications and to provide comments on such response. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9.
(b)    In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent and Merger Sub mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date, together with copies of all lists of stockholders, security position listings, and computer files in the Company’s possession or control regarding the Beneficial Owners of Shares, and shall furnish or cause to be furnished to Parent and Merger Sub such additional available stockholder information (including periodic updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request for the purpose of communicating the Offer to record and Beneficial Owners of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall keep confidential and not disclose the information contained in any such labels, lists, listings and files, and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall deliver to the Company or destroy all copies of such information then in their possession or control. In addition, in connection with the Offer, the Company shall cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of Shares held in or subject to any Company Benefit Plan and, to the extent provided for in such Company Benefit Plan, to permit such holders of Shares to tender their Shares in the Offer.
Section 1.3    Directors.
(a)    Effective upon the payment for all Shares accepted following the Acceptance Time, and at all times thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (i) the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the quotient obtained by dividing the aggregate number of Shares Beneficially Owned by Parent and Merger Sub or their respective Affiliates at such time by the total number of Shares then outstanding, and the Company shall promptly take all actions reasonably necessary to cause Parent’s designees to be so elected, including, if necessary, by increasing the size of the Company Board and/or obtaining the resignations of one or more existing directors. Effective upon the payment for all Shares accepted following the Acceptance Time, and at all times thereafter, the Company shall, upon request of Parent, also cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar governing body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board of directors.
(b)    The Company’s obligations to cause the election or appointment of Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company Board. Parent shall supply to the Company in writing any information with respect to itself and its officers, directors and Affiliates to the extent required for the Company to comply with Section 14(f) of the Exchange Act and Rule 14f-1 and Parent shall be solely responsible for any such information. The provisions of Section 1.3(a) and Section 1.3(b) are in addition to and shall not limit any rights that any of Parent, Merger Sub or any of their respective Affiliates may have as a record holder or Beneficial Owner of Shares or a matter of applicable Law with respect to the election of directors or otherwise.
(c)    Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder shall require the concurrence of a majority of the directors of the Company in office prior to appointment of Parent’s designees.
Section 1.4    The Top-Up Option.
(a)    The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and conditions hereof, to purchase that number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares Beneficially Owned by Parent, Merger Sub and any other Affiliates of Parent collectively at the time of exercise (after giving effect to the Offer Closing), would constitute one Share more than ninety percent (90%) of the total Shares then outstanding (calculated on a fully diluted basis and after giving effect to the issuance of the Top-Up Shares), at a price per Top-Up Share equal to the Offer Price; provided, however, that (x) in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized but unissued Shares (giving effect to Shares reserved for issuance under the Company Benefit Plans and pursuant to the exercise of any other securities convertible into or exchangeable into Shares, if any, as if such Shares were outstanding); and (y) the Top-Up Option will not be exercisable unless immediately after the issuance of the Top-Up Shares the number of Shares owned by Parent, Merger Sub and any other Affiliates of Parent (after giving effect to the Offer Closing) will constitute one Share more than ninety percent (90%) of the Shares that will then be outstanding (calculated on a fully diluted basis).
(b)    If there shall have not been validly tendered and not validly withdrawn that number of Shares which, when added to the number of Shares Beneficially Owned by Parent, Merger Sub and any other Affiliates of Parent, would constitute at least ninety percent (90%) of the total Shares outstanding at the Acceptance Time (calculated on a fully diluted basis), Merger Sub shall be deemed to have exercised the Top-Up Option and on such date shall give the Company prior written notice specifying the number of Shares directly or indirectly owned by Parent, Merger Sub and any other Affiliates of Parent at the time of such notice (after giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Closing specified in Section 2.2, and shall take place simultaneously with the Offer Closing, (i) Parent or Merger Sub shall pay to the Company the aggregate purchase price required to be paid for the Top-Up Shares, at the election of Parent and Merger Sub, in cash or by delivery of a promissory note having full recourse to Parent (which shall bear simple interest at a rate of 5% per annum and shall mature six (6) months following the date of execution and delivery, may be prepaid, in whole or in part, at any time without premium or penalty, shall automatically terminate (without repayment) upon occurrence of the Effective Time and shall have no other material terms) and (ii) the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities Laws.
(c)    Parent and Merger Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub agree that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Merger Sub for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
Section 1.5    Short-Form Merger. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares Beneficially Owned by Parent, Merger Sub and any other Affiliates of Parent collectively represent at least ninety percent (90%) of the then-outstanding Shares, Parent shall cause Merger Sub, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request, to complete the Merger as promptly as reasonably practicable without a meeting of the stockholders of the Company as permitted by MGCL Section 3-106 and otherwise as provided in Article II below. If the Effective Time has not occurred prior to October 1, 2014, then the Merger shall, at the option of the Company Board, be governed by Section 3-106.1 of the MGCL and effected on or after October 1, 2014 in accordance therewith. If the Merger is governed by Section 3-106.1 of the MGCL, Section 1.4 of this Agreement shall cease to be in effect and references in this Agreement to Section 3-106 of the MGCL or ninety percent (90%) of the then-outstanding Shares shall be deemed, respectively, to reference Section 3-106.1 of the MGCL (with any necessary or appropriate changes to the enumeration or lettering of subsections thereof) and two-thirds of the then-outstanding Shares, as necessary or appropriate.
ARTICLE II

THE MERGER
Section 2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent.
Section 2.2    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m. local time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or valid waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing shall in any event not occur earlier than thirty (30) days following the date of dissemination of the Maryland Notice as set forth in Section 1.1(g). The date and time on which the Closing occurs is referred to herein as the “Closing Date.”
Section 2.3    Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) articles of merger relating to the Merger (the “Articles of Merger”), executed and acknowledged in accordance with the relevant provisions of the MGCL. The Merger shall become effective at the time that the Articles of Merger are duly accepted for record by the SDAT, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).
Section 2.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the MGCL.
Section 2.5    Charter.
(a)    At the Effective Time, the Articles of Merger will provide that the charter of the Company shall be the charter of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable Law (subject to Section 6.8).
Section 2.6    Directors and Officers of the Surviving Corporation.
(a)    The Articles of Merger will provide that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
(b)    The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE III

EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES
Section 3.1    Effect on Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Securities of the Company or Merger Sub:
(d)    Subject to Section 3.1(b), Shares that are owned, directly or indirectly, by Parent, the Company or Merger Sub (including as a result of the exercise of the Top-Up Option by Merger Sub, if applicable) immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(e)    Each Share held by any Company Subsidiary immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Company Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Company Subsidiary owned in the Company immediately prior to the Effective Time.
(f)    Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 3.1(a) and (ii) Shares described in Section 3.1(b)) shall at the Effective Time automatically be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration”).

(g)    As of the Effective Time, all Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1 shall automatically be cancelled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such Shares (a “Certificate”) or (2) Shares held in book entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends pursuant to Section 6.15 and (C) any other amounts expressly provided herein, without interest, subject to compliance with the procedures set forth in Section 3.4.
(h)    Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 3.2    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) any termination of this Agreement in accordance with Article VIII, the outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Offer Price, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock (including Company Stock Options exercisable for Company Common Stock and Company RSUs) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.2 shall be construed to permit the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.3    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights (or rights of an objecting stockholder (under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or the other transactions contemplated hereby.
Section 3.4    Exchange of Company Common Stock.
(b)    Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”). Prior to the Effective Time, Parent shall provide or shall cause to be provided to the Paying Agent cash in an aggregate amount necessary to pay the Merger Consideration (such cash provided to the Paying Agent is hereinafter referred to as the “Exchange Fund”). The Paying Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund. Except as provided in Section 3.4(g), the Exchange Fund shall not be used for any other purpose.
(c)    Exchange Procedures.

(i)    Certificates. Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
(ii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1 shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.
(d)    The Merger Consideration issued and paid in accordance with the terms of this Article III upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the right to receive any dividends pursuant to Section 6.15). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.
(e)    Any portion of the Exchange Fund that remains undistributed to the former holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for the Merger Consideration.
(f)    None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(g)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration had such lost, stolen or destroyed Certificate been surrendered as provided in this Article III.
(h)    The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article III. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
(i)    Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax Law. Any amount deducted or withheld pursuant to this Section 3.4(h) shall be treated as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.
Section 3.5    Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise disclosed in (a) the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 28, 2013, December 28, 2013 and March 29, 2014, the Company’s Current Reports on Form 8-K filed since the date of filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014 and prior to June 8, 2014 or the Company’s proxy statement for the 2013 annual meeting of the Company’s stockholders, the relevance of such documents being reasonably apparent on its face, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other general statements included in such Company SEC Documents to the extent they are predictive or forward looking in nature, or (b) a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement by Parent (which Company Disclosure Letter shall in each case specifically identify by reference to sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.1    Organization and Corporate Power.

(d)    The Company is a corporation duly incorporated, validly existing under the Laws of the State of Maryland and is in good standing with the SDAT and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(e)    The Constituent Documents of the Company filed as an exhibit to the Company SEC Documents as of June 8, 2014 are true, correct and complete copies, as of such date, of the Constituent Documents of the Company. The Company is not in violation of any of its Constituent Documents.
(f)    Section 4.1(c) of the Company Disclosure Letter sets forth, as of June 8, 2014, a correct and complete list of (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and (ii) each Company Subsidiary’s jurisdiction of incorporation or organization. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so duly incorporated, duly organized, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company Subsidiaries is in violation of its Constituent Documents.
Section 4.2    Capitalization.
(a)    The authorized capital stock of the Company consists of 1,200,000,000 shares of Company Common Stock and 13,500,000 shares of preferred stock, no par value (the “Company Preferred Stock,” and together with Company Common Stock, the “Company Capital Stock”).
(b)    As of the close of business on June 6, 2014, there were (i) 123,349,419 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding and (ii) 6,270,632 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently vested or exercisable) and the vesting of outstanding Company RSUs (including performance-based Company RSUs and whether or not presently vested, assuming achievement at target levels of performance, except for grants dated November 4, 2011 and January 26, 2012 (awarded under the 2002 Long Term Stock Plan), which are frozen at a 80.1% payout). Except as set forth above, and for shares of Company Common Stock reserved for issuance under Company Benefit Plans, as of the close of business on June 6, 2014, no other Securities of the Company are issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been, and any shares of Company Common Stock issued upon the exercise of Company Stock Options and vesting of Company RSUs (including performance-based Company RSUs) will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.
(c)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each grant of stock options to acquire shares of Company Common Stock was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof). Each grant of stock options to acquire Shares had, on the date of grant, an exercise price of no less than the fair market value of the Shares subject to such stock options.
(d)    Except as set forth above (including the Top-Up Option) and except for ordinary course equity grants under the Company’s equity plans made after the date of this Agreement and prior to the Effective Time in compliance with Section 6.1, as of the Effective Time, there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity Securities of the Company in connection with (i) the payment of the exercise price of stock options to acquire Company Common Stock (including in connection with “net” exercises) as necessary in light of the transactions contemplated hereby, (ii) required Tax withholding in connection with the exercise of stock options to acquire Company Common Stock and vesting of restricted stock units (including performance stock units) with respect to Company Common Stock, in each case, as necessary in light of the transactions contemplated hereby and (iii) forfeitures of stock options to acquire Company Common Stock or restricted stock units (including performance stock units) with respect to Company Common Stock, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any Securities of any Company Subsidiary.

(e)    There are no bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Securities of the Company or any Company Subsidiary.
(f)    The Company is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries and investments in marketable securities and cash equivalents, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person.
Section 4.3    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.
(j)    The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, in the case of the Merger and if required by applicable Law, subject to the affirmative vote of holders of not less than two-thirds of the outstanding Shares at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger (if required by applicable Law). The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger and if required by applicable Law, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.
(k)    The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving entering into this Agreement and the consummation of the Transactions and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the Transactions and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (iii) if required by applicable Law, directing that the Merger be submitted to the stockholders of the Company for consideration at the Company Stockholder Meeting, and (iv) subject to Section 6.3(b), recommending that the Company’s stockholders accept the Offer, tender their Shares in the Offer and, if required by applicable Law, vote in favor of the approval of the Merger (the “Company Recommendation”). Subject to Section 6.3, the Company Board has not rescinded, modified or withdrawn such resolutions in any way. Assuming the accuracy of the representations and warranties of Parent in the last sentence of Section 5.3(a), such resolutions are sufficient to render inapplicable to this Agreement, the Transactions and the other transactions contemplated hereby the restrictions of Sections 3-601 through 3-605 of the MGCL, to the extent such restrictions would be applicable to this Agreement, the Transactions or the other transactions contemplated hereby. No other “business combination,” “control share acquisition” (Sections 3-701 et seq. of the MGCL), “fair price,” “moratorium” or other takeover defense Laws (collectively, “Takeover Laws”) apply or will apply to the Company pursuant to this Agreement, the Transactions or the other transactions contemplated hereby.
(l)    Assuming the accuracy of the representations and warranties of Parent in the last sentence of Section 5.3(a), the Company Stockholder Approval, if required by applicable Law, is the only vote of holders of any class or series of Company Capital Stock necessary to approve the Merger.
Section 4.4    Consents and Approvals; No Conflicts.
(c)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not require any consent, approval, waiver, license, permit, franchise, authorization or Order (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), other than (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Schedule 14D-9 and, if the Company Stockholder Approval is required by applicable Law, the Proxy Statement, (ii) the filing of the Articles of Merger and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL, (iii) if required by applicable Law, the Company Stockholder Approval, (iv) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) the rules and regulations of the NYSE and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) Consents or Filings that become applicable solely as a result of matters specifically related to Parent or any of its Affiliates, and (vi) such other Consents of, or Filings with, any Governmental Entity the failure of which to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(d)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of the Company, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) and, if required by applicable Law, the Company Stockholder Approval are duly obtained, (x) violate any (1) Law or (2) Order, in either case, applicable to the Company or any Company Subsidiaries or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x) and (y), for such violations as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.5    SEC Documents; Financial Statements; Undisclosed Liabilities.
(a)    The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2013 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, the “Company SEC Documents”). No Company Subsidiary is, or has at any time since January 1, 2013 been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.
(b)    As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”), in each case to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and no Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading).

(c)    The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”), have been derived from the accounting books and records of the Company and the Company Subsidiaries and (i) as of their respective dates of filing with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the SEC) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated stockholders’ equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount) and the absence of notes). No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Except as required by GAAP and disclosed in the Company SEC Documents, between January 1, 2013 and the date of this Agreement, the Company has not made or adopted any material change in its accounting methods, practices or policies.
(d)    The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.
(e)    There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and none of the Company SEC Documents (other than confidential treatment requests) is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.
(f)    Since January 1, 2013, the Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the

Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Company management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2013, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any Company Subsidiary has engaged in improper accounting practices. Since January 1, 2013, to the Knowledge of the Company, no attorney representing the Company or any Company Subsidiary has reported to the Company Board or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by the Company or any of its executive officers or directors.
(g)    The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) as reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the Transactions or the Pinnacle Merger Agreement. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Financial Statements or other Company SEC Documents.
Section 4.6    Absence of Certain Changes or Events. Since June 29, 2013 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Company Material Adverse Effect or any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 4.7    Information Supplied.
(a)    None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders by the Company in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9 and the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendment or supplement thereto, (i) in the case of the Proxy Statement, as amended or supplemented, if applicable, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and at the time of the Company Stockholders Meeting, if any, and (ii) in the case of any Company Disclosure Document (other than the Proxy Statement), at the time such Company Disclosure Document is filed with the SEC, at any time it is amended or supplemented and at the time of any distribution or dissemination thereof, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent, Merger Sub or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Company Disclosure Documents and the Proxy Statement (if required to be filed with the SEC) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
(b)    None of the information with respect to the Company or any Company Subsidiary supplied or by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, at the time of the filing of the Schedule TO with the SEC, at the time of any distribution or dissemination thereof and at the Acceptance Time, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 4.8    Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9    Compliance with Laws.
(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2012 (i) the Company and the Company Subsidiaries have complied and are in compliance with all Laws and Orders applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, (ii) neither the Company nor any Company Subsidiary has received any notice from a Governmental Entity alleging that the Company or a Company Subsidiary is not in compliance with any Law or Order and (iii) to the Company’s Knowledge, no Governmental Entity has otherwise identified any instance in which the Company or a Company Subsidiary is or may be in violation of applicable Law or Order.
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) are in compliance and since January 1, 2013 have been in compliance with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments and (ii) since January 1, 2013 have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by the Company or such Company Subsidiary of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.
(c)    The Company and the Company Subsidiaries are in compliance with relevant United States and applicable foreign Laws and internal and posted policies concerning privacy and data security.
Section 4.10    Permits. The Company and each of the Company Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The operation of the business of the Company and the Company Subsidiaries as currently conducted is not, and has not been since January 1, 2013, in violation of, nor is the Company or any of the Company Subsidiaries in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a default or violation of any terms, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2013, neither the Company nor any Company Subsidiaries have received or been subject to any written notice or, to the Knowledge of the Company, any charge, claim or assertion, in each case alleging any violations of Permits, nor to the Knowledge of the Company, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.11    ERISA Compliance; Excess Parachute Payments.
(a)    Section 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Benefit Plan. For each material Company Benefit Plan, the Company has provided, or will provide as soon as practicable (and no later than thirty (30) days) after the date of this Agreement, to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements and (v) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in applicable Laws and practices) to the documents required to be provided in clauses (i) through (iv).
(b)     No material liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and no condition exists that could reasonably be likely to result in the Company or any of its ERISA Affiliates incurring material liability under Title IV of ERISA. Except as set forth in Section 4.11(b) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to) any Company Benefit Plan that (i) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (each, a “Title IV Plan”) or (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA, except, in each case, as would not reasonably be expected to result in the Company or any of the Company Subsidiaries incurring any material liability under Title IV of ERISA.
(c)    No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time. No reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) days’ notice requirement has not been waived has occurred. Neither the Company nor any of its ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.
(d)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter or opinion to that effect from the Internal Revenue Service and the

Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter or opinion with respect to each such Company Benefit Plan. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan, (ii) there are no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, any fiduciary thereof, the Company or any Company Subsidiary, and (iii) all contributions required to be made by the Company or any of its ERISA Affiliates to any Company Benefit Plan have been made on or before their applicable due dates (and contributions for any period ending on or before the Closing Date that are not due, are properly accrued to the extent required to be accrued under applicable accounting principles). No events have occurred with respect to a Company Benefit Plan that could result in payment or assessment against the Company or any Company Subsidiary of any material excise taxes under ERISA or the Code. To the Knowledge of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of the Company Subsidiaries, any officer of the Company or of any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or of any Company Subsidiary to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.
(e)    Except as set forth in Section 4.11(e) of the Company Disclosure Letter, there is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company or any of its ERISA Affiliates from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any current or former employees of the Company or the Company Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.
(f)    Except as otherwise contemplated under this Agreement, or as set forth in Section 4.11(f) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event (i) result in the accelerated vesting or payment of, or any increase in, or in the funding (through a grantor trust or otherwise) of, any compensation or benefits to any present or former employee, consultant or director of the Company or any of the Company Subsidiaries; (ii) result in the entitlement of any present or former employee, consultant or director of the Company or any of the Company Subsidiaries to severance or termination pay or benefits; (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (iv) result in any payment under any of the Company Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code.
(g)    Except as set forth in Section 4.11(g) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any employee of the Company or any of the Company Subsidiaries that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No director, officer, employee or independent contractor of the Company or any Company Subsidiary is entitled to receive or will receive any gross-up or additional payment by reason of the “additional tax” or “excise tax” required by Section 409A or 4999 of the Code being imposed on such Person.
(h)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each International Plan (i) has been maintained in compliance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing Date, Parent and its Affiliates will receive the full benefit of any funds, accruals and reserves under the International Plans.
(i)    The ESOP and the Trust Agreement between the Company and the trustee of the ESOP have been duly authorized and established by all necessary corporate action on the part of the Company. The shares of Company Common Stock held by the ESOP are owned of record and beneficially by the ESOP, free and clear of all encumbrances other than the pledge in favor of the Company in connection with ESOP Loans evidenced by the ESOP Loan Agreement by and between the Company and the ESOP trustee. There are no liabilities of the ESOP other than the ESOP Loans and the obligation to pay the benefits to the ESOP participants under the ESOP in the ordinary course of business. There is no proceeding pending before any Governmental Entity or, to the Knowledge of the Company, threatened against the ESOP, the ESOP trust or the ESOP trustee or any properties of the ESOP, that would be expected to materially interfere with the ability of the Company to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against the ESOP trustee, the ESOP trust or the ESOP or any properties of the ESOP, the ESOP trust or the ESOP trustee that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to materially interfere with the ability of the Company to consummate the transactions contemplated by this Agreement.
Section 4.12    Employee and Labor Matters.
(a)     (i) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract; (ii) no labor union, labor organization, works council, or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary has engaged in any material unfair labor practice with respect to any individuals employed by or otherwise performing services for the Company or any of the Company Subsidiaries (“Company Business Personnel”); (v) there is no material unfair labor practice charge, material grievance or other material labor-related or employment-related administrative, arbitral or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by the National Labor Relations Board, any arbitration body or any other Governmental Entity (which for the purpose of this representation shall include arbitration proceedings) with respect to the Company Business Personnel; (vi) to the Knowledge of the Company, there are no labor union organizing activities with respect to any Company Business Personnel; and (vii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary and no such strike, lockout, slowdown or stoppage has occurred in the past five (5) years.
(b)    The Company and the Company Subsidiaries are and have been in compliance with all collective bargaining agreements, agreements with any works council, or labor contracts to which the Company or any of the Company Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.13    Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:
(a)    Since January 1, 2013, (i) the Company and each Company Subsidiary has been in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession of all Permits and other governmental authorizations under all Environmental Laws (“Environmental Permits”) to operate as currently operated, and compliance with the terms and conditions thereof, (ii) neither the Company nor any of the Company Subsidiaries has received any written communication alleging that the Company or any Company Subsidiary is not in such compliance and (iii) there is no reasonable basis for the revocation, adverse modification, or non-renewal of any Environmental Permits held by the Company or any Company Subsidiary, or for the denial of any pending application for, or modification of the proposed terms of, any Environmental Permit necessary for the Company or any Company Subsidiary to operate as currently planned.
(b)    There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries, or to the Knowledge of the Company against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.
(c)    To the Knowledge of the Company, there are no past or present actions, activities, circumstances, facts, conditions, events or incidents, including, without limitation, the presence, Release or threatened Release of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiaries, or against any Person whose liability for such Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.
Section 4.14    Properties. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries has good, valid and marketable title to the real property owned by the Company or any Company Subsidiary that is material to the operation of the business of the Company or any Company Subsidiary (the “Owned Real Property”) and a valid leasehold or sublease interest in the real property that is material to the operation of the business of the Company or any Company Subsidiary (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), in each case, free and clear of all Liens except for Permitted Liens, (ii) each lease, sublease, license, use or occupancy or similar agreements for Leased Real Property (a “Real Property Lease”) is valid, in full force and effect and enforceable against the Company or Company Subsidiary that is party thereto, (iii) the Company and the Company Subsidiaries are not in default (and there is no event or condition that after notice or lapse of time or both would constitute a default by the Company or any Company Subsidiary) under any Real Property Lease and, to the Knowledge of the Company, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Real Property Lease, (iv) no Person leases, subleases, licenses or otherwise has a right to use or occupy any of the Real Property other than the Company or any Company Subsidiary and (v) all improvements located on the Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the business of the Company and the Company Subsidiaries to be operated in the ordinary course as currently operated and as presently proposed to be operated. Neither the Company nor any Company Subsidiary is a party to any agreement for the sale of any Real Property. No other real property, other than the Real Property, is material to the operation of the business by the Company as conducted as of the date hereof.
Section 4.15    Tax Returns and Tax Payments. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(a)    The Company and the Company Subsidiaries have timely filed (or, as to the Company Subsidiaries, the Company has filed on behalf of such Company Subsidiaries) all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects.
(b)    The Company and the Company Subsidiaries have paid (or, as to the Company Subsidiaries, the Company has paid on behalf of such Company Subsidiaries) all Taxes require to be paid, whether or not shown to be due on any Tax Returns or has provided (or, as to the Company Subsidiaries, the Company has made provision on behalf of such Company Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.
(c)    Neither the Company nor any of the Company Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes.
(d)    No claim for unpaid Taxes has been asserted against the Company or any of the Company Subsidiaries by a Tax authority.
(e)    There are no Liens for Taxes upon the assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate Proceedings and with respect to which adequate reserves have been taken.
(f)    No audit of any Tax Return of the Company or any of the Company Subsidiaries is being conducted by a Tax authority.
(g)    Neither the Company nor any of the Company Subsidiaries (A) is or since January 1, 2011 has been a member of a group (other than a group the common parent of which is the Company and/or any Company Subsidiary and includes only the Company and/or Company Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (B) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law.
(h)    Neither the Company nor any of the Company Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement with any third-parties (other than commercial agreements the primary subject matter of which is not Tax matters).
(i)    Since January 1, 2011, no written claim has been made by any Tax authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.
(j)    Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) as a result of Section 108(i) of the Code.
(k)    None of the Company or any Company Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder.
(l)    In the last five years, none of the Company or any Company Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code, in each case, other than the Spin-Off.
(m)    To the Knowledge of the Company, there are no facts, circumstances or transactions that would reasonably be expected to adversely affect the intended Tax treatment of Company’s spin-off of DE US, Inc., Delaware corporation (“Spinco”), and any related transactions (including the acquisition of Spinco by MASTER BLENDERS 1753, B.V., an entity organized under the laws of the Netherlands) (the “Spin-Off”), as reflected in the private letter ruling from the Internal Revenue Service and the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of June 28, 2012 in respect of such transactions (the “Intended Tax Treatment”).
Section 4.16    Company Material Contracts.
(a)    All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner.
(b)    Each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding and in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Company Material Adverse Effect, the Company, or the applicable Company Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Company Material Adverse Effect, since January 1, 2013, neither the Company nor any of the Company Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Company Material Contract.
Section 4.17    Intellectual Property.
(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and the Company Subsidiaries own, license or otherwise have the valid right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Proceedings or Orders are pending or, to the Knowledge of the Company, have been threatened in writing (including cease and desist letters or requests for a patent license) since January 1, 2013 against the Company or any Company Subsidiary with regard to any Intellectual Property; (C) the operation of the Company’s and the Company Subsidiaries’ businesses as currently conducted and as conducted since January 1, 2013 does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries; (D) all registrations and applications for Company Material Intellectual Property owned by the Company or any of the Company Subsidiaries are subsisting and unexpired and to the Knowledge of the Company, are valid and enforceable; (E) the Company and the Company Subsidiaries take commercially reasonable actions to protect the confidentiality of Trade Secrets included in the Company Material Intellectual Property, and to the Knowledge of the Company, there has not been any disclosure of any Trade Secrets in a manner that has resulted or is reasonably likely to result in the loss of such Trade Secrets or other rights in and to such information; and (F) the Company and the Company Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software and systems (and all information transmitted thereby or stored therein), and there have been no violations of Law or the policies and procedures of the Company and the Company Subsidiaries with respect to same since January 1, 2013.
(b)    To the Knowledge of the Company, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all material “HILLSHIRE”, “JIMMY DEAN” and “BALL PARK” Trademarks owned by the Company or any of the Company Subsidiaries are available for use and registration by the Company and the Company Subsidiaries in connection with the corresponding food or beverage products to which they pertain in each jurisdiction in which such Trademarks are currently used by and material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.18    Related Party Transactions. There are no Contracts between the Company or any Company Subsidiary, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

Section 4.19    Insurance. All insurance policies (“Policies”) with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of any material Policies. With respect to each of the legal proceedings set forth in the Company SEC Documents, no such insurer has informed the Company or any of the Company Subsidiaries of any denial of coverage, except for such denials that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and the Company Subsidiaries have not received any written notice of cancellation of any of the Policies, except for such cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all appropriate insurers under the Policies have been timely notified of all material pending litigation and other potentially insurable material losses Known to the Company, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.
Section 4.20    FDA/USDA/FTC Product Matters. Without limiting the generality of Section 4.9:
(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2011, the Company, the Company Subsidiaries and all products manufactured or marketed by the Company or any Company Subsidiary (the “Products”) have complied and are in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), all applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”) and the applicable FTC regulations and requirements and any applicable requirements established by any state, local or foreign Governmental Entity responsible for regulating food products (together with the FDA and the USDA, collectively, the “Food Authorities”), and (ii) all terms and conditions imposed in any Permits granted to the Company or any Company Subsidiary by any Food Authority. The foregoing includes, but is not limited to, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

(b)    None of (i) the Company, the Company Subsidiaries, any Product or the facilities in which the Products are manufactured, processed, packaged or held or (ii) to the Knowledge of the Company, with respect to the Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Products, has received or is subject to, or since January 1, 2011 has been subject to, (i) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or (ii) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except for those to which the Company or a Company Subsidiary responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2011, none of (i) the Company, the Company Subsidiaries, or (ii) to the Knowledge of the Company, with respect to the Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product. To the Knowledge of the Company, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold or (ii) as a result of regulatory action, (x) a material change in the labeling of any such Products or (y) a termination or suspension of the marketing of such Products.
Section 4.21    Broker’s Fees. Except for the fees payable to Centerview Partners and Goldman Sachs & Co. set forth in Section 4.21 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Company Subsidiaries has engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.
Section 4.22    Opinion of Financial Advisors. The Company Board has received the opinion from each of Centerview Partners and Goldman, Sachs & Co., to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date thereof, the consideration to be payable to holders of Company Common Stock in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.
Section 4.23    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) the Company or any Company Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or the Company Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on any of their behalf to Parent or Merger Sub, any Affiliate of Parent or any Person acting on any of their behalf.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Except as otherwise disclosed in a letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement by Parent (which Parent Disclosure Letter shall in each case specifically identify by reference to sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:
Section 5.1    Organization and Corporate Power. Parent is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Merger Sub is a corporation duly incorporated, validly existing under the Laws of the State of Maryland and is in good standing with the SDAT and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.
Section 5.2    Capitalization of Merger Sub.
(m)    Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
(n)    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien.
Section 5.3    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.
(e)    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent with each of its obligations herein and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of

Parent and Merger Sub. Parent, as sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. Neither Parent nor any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.
(f)    The Parent Board, at a meeting duly called and held, unanimously adopted resolutions approving this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, upon the terms and subject to the conditions set forth in this Agreement on behalf of Parent and in Parent’s capacity as the sole stockholder of Merger Sub. The Merger Sub Board, at a meeting duly called and held, unanimously adopted resolutions approving this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, upon the terms and subject to the conditions set forth in this Agreement. Neither the Parent Board nor the Merger Sub Board has rescinded, modified or withdrawn such resolutions in any way. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement, the Transactions or the other transactions contemplated hereby.
(g)    No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Transactions or the other transactions contemplated hereby.
Section 5.4    Consents and Approvals; No Conflicts.
(h)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not require any Consent of, or Filing with, any Governmental Entity, other than (i) the filing with the SEC of the Offer Documents, (ii) the filing of the Articles of Merger and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL, (iii) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of the NYSE and (D) the HSR Act, and (iv) such other Consents of, or Filings with, any Governmental Entity the failure of which to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(i)    Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of Parent or any Parent Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in

Section 5.4(a) are duly obtained, (x) violate any (1) Law or (2) Order, in either case, applicable to Parent or any Parent Subsidiaries or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any Parent Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x) and (y), for such violations as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.5    Information Supplied.
(a)    The Schedule TO, at the time of filing with the SEC, and the other Offer Documents, at the time of any distribution or dissemination thereof, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, at the time of such filing, at the time of such distribution or dissemination and at the Acceptance Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub regarding such portions thereof that relate expressly to the Company or any Company Subsidiaries or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).
(b)    None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any Company Disclosure Document (i) in the case of the Proxy Statement, as amended or supplemented, if applicable, at the date it or any amendment or supplement is mailed to holders of the Shares and at the time of the Company Stockholders Meeting, if any, and (ii) in the case of any Company Disclosure Document (other than the Proxy Statement), at the time such Company Disclosure Document is filed with the SEC, at any time it is amended or supplemented and at the time of any distribution or dissemination thereof, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 5.6    Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7    Financing. Parent has delivered to the Company (i) a correct and complete fully executed copy of the second amended and restated commitment letter, dated as of June 8, 2014, between Parent, Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of the execution and delivery of this Agreement by Parent (the “Commitment Letter”) and (ii) a correct and complete fully executed copy of the fee letter referenced in the Commitment Letter (the “Fee Letter”) (it being understood that such letter has been redacted to omit the fee amounts and the economic provisions of the market flex provisions therein). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the lender thereunder has committed to lend the amounts set forth therein (the provision of such funds as set forth therein, but subject to the provisions of Section 6.9, the “Financing”) for the purposes set forth in such Commitment Letter. Neither the Commitment Letter nor the Fee Letter has been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement by Parent, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement by Parent. As of the execution and delivery by Parent of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing (without taking into account any proceeds of the Parent’s existing revolving credit facility or the 364-Day Senior Unsecured Credit Facility contemplated by the Commitment Letter) will, in the aggregate and when taken together with Parent’s cash on hand, be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the consideration in the Offer and the Merger Consideration, the funding of any required refinancings or repayments of any existing Indebtedness of the Company or Parent in connection with the Transactions and the payment of all fees and expenses reasonably expected to be incurred by Parent, Merger Sub and the Surviving Corporation in connection with the Transactions and the Financing. As of the execution and delivery of this Agreement by Parent, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (ii) Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and the payment of the required refinancing or repayments of certain existing Indebtedness and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of the execution and delivery of this Agreement by Parent in connection with the Financing.
Section 5.8    Broker’s Fees. Neither Parent nor Merger Sub nor any of their respective officers or directors, on behalf of Parent or Merger Sub, has engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby for which the Company or any of the Company Subsidiaries would be responsible.
Section 5.9    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article V, the Company acknowledges that neither Parent, Merger Sub nor any Person acting on their behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) Parent or any of the Parent Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Parent Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent or any Person acting on its behalf to the Company, any Affiliate of the Company or any Person acting on any of their behalf.
ARTICLE VI

COVENANTS
Section 6.1    Company Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary licenses, Permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its executive officers and key employees on commercially reasonable terms and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of Parent in each instance (such consent (x) to be deemed given if Parent does not notify the Company in writing that it is not providing such consent with respect to such matter within five Business Days after the Company has requested such consent and (y) other than with respect to clauses (a), (b) or (d) below, such consent not to be unreasonably withheld, conditioned or delayed):
(o)    amend the Constituent Documents of the Company or any Company Subsidiary (including by merger, consolidation or otherwise) or, in the case of the Company, opt into Section 3-803 of the MGCL;

(p)    issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other Lien of (i) any shares of Company Capital Stock or any other Securities of the Company or any Company Subsidiary, or any rights, warrants, options, calls, restricted stock units, stock appreciation rights, commitments or any other agreements of any character to purchase or acquire any Company Capital Stock or other Securities of the Company or any Company Subsidiary, or (ii) any other Securities in respect of, in lieu of, or in substitution for, any shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary outstanding on the date hereof, other than, in the case of clauses (i) and (ii), the issuance of Top-Up Shares, the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options, the vesting of Company RSUs and the granting of Company Stock Options, Company RSUs or other equity or equity-related awards under Company Benefit Plans in the ordinary course of business consistent with past practice;
(q)    redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary (other than pursuant to the Company Benefit Plans), or split, combine, subdivide, consolidate or reclassify any shares of Company Capital Stock;
(r)    declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary or otherwise make any payments to its or their stockholders or other equityholders in their capacity as such, other than (i) regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock not exceeding $0.175 per share of Company Common Stock with declaration, record and payment dates in accordance with the Company’s historical practice over the past twelve months, and which shall be paid in accordance with Section 6.15 (if applicable), (ii) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or to another direct or indirect wholly owned Company Subsidiary, (iii) dividends and distributions of a Company Subsidiary required by the terms of any Contracts existing on the date of this Agreement and (iv) dividend equivalents that accrue pursuant to the terms of Company equity or equity-related awards under the Company Benefit Plans;
(s)    (i) other than borrowings under the Company’s credit facilities and other lines of credit in existence as of June 8, 2014 in an amount not to exceed $20,000,000, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any Person other than a wholly owned Company Subsidiary, make any loans, advances or capital contributions to, or investments in, any other Person other than a wholly owned Company Subsidiary or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of the Company or the Company Subsidiaries, enter into any “keep well” or Contract to maintain any financial statement condition of another Person or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; provided that no Indebtedness incurred by the Company or the Company Subsidiaries shall have any voting rights associated therewith or (ii) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money, other than (1) as required in accordance with its terms or expressly required by this Agreement or (2) in the ordinary course of business consistent with past practice;
(t)    sell, transfer, lease, license, mortgage, pledge, encumber, incur any Lien on, or otherwise dispose of, or agree to do any of the foregoing with respect to any of its properties, assets, licenses, operations, rights, product lines, businesses or interests therein (including Intellectual Property) that are material to the Company and the Company Subsidiaries, taken as a whole, except (A) in the ordinary course of business consistent with past practice, (B) pursuant to contracts in force on June 8, 2014, (C) dispositions of out of service, obsolete or worthless assets or (D) for transfers among the Company and the Company Subsidiaries;
(u)    make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, outside the ordinary course of business consistent with past practice from any other Person (other than such transactions among the Company and the Company Subsidiaries) with a value or purchase price in excess of $1,000,000, individually, or $5,000,000 in the aggregate when taken with all other such ordinary course acquisitions or investments, or that would have any reasonable possibility of preventing or delaying the Closing beyond the Outside Date or increasing the likelihood of a failure to satisfy the condition set forth in Section 7.1(b);
(v)    (i) enter into, materially modify or terminate (except expirations in accordance with its terms) any Contract that is or would be a Company Material Contract, or waive, release or assign any material rights or claims thereunder or (ii) enter into, modify, amend, renew or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, renewed, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of the Company and the Company Subsidiaries to consummate the Transactions and the other transactions contemplated by this Agreement or (2) impair in any material respect the ability of the Company and the Company Subsidiaries, taken as a whole, to conduct their business in the ordinary course consistent with past practice;
(w)    extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that would restrict or limit, in any material respect, the operations of the Company and the Company Subsidiaries, taken as a whole, or, upon completion of the Transactions, Parent or its Subsidiaries;
(x)     except as required under existing plans and arrangements as of the date of this Agreement or as required by applicable Law, (a) increase benefits payable under any existing severance or termination pay policies, employment agreements or other arrangements with any director, employee or officer, (b) enter into or amend any employment, indemnification, retention, severance, termination, deferred compensation or other similar agreement with, or plan or arrangement covering, any director, officer or employee, (c) establish, adopt, terminate or amend any Company Benefit Plan or (d) grant, award or increase any compensation, bonus, incentive or other benefits of any kind (or accelerate the payment or benefits) payable to any director, officer or employee other than salary or wage rate increases to non-officer employees in the ordinary course of business consistent with past practice;
(y)    adopt, enter into, modify, amend or terminate any collective bargaining agreement, agreement with any works council or labor Contract or hire or promote any employee or independent contractor into any role or position providing a compensation opportunity of greater than $250,000 in any annual period or, other than in the ordinary course of business consistent with past practice, terminate any employee;
(z)    engage in any action, or fail to take any action, that could cause a partial or complete withdrawal, or could give rise to any liability with respect to partial or complete withdrawal, pursuant to any multiemployer plan within the meaning of Section 3(37) of ERISA;
(aa)    settle, or offer or propose to settle any litigation or other Proceeding or dispute (i) for an amount in excess of $2,500,000 or (ii) which would include any non-monetary relief that would materially affect the Company and the Company Subsidiaries, taken as a whole, or Parent and its Subsidiaries (other than the Company and the Company Subsidiaries), taken as a whole, in each case from and after the Closing Date;
(bb)    except as required by GAAP or the Company’s external auditor, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;
(cc)    authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of the Company or any Company Subsidiary;
(dd)    (i) make or change any Tax election that, individually or in the aggregate, would be reasonably expected to adversely affect in any material respect the Tax liability of the Company or any Company Subsidiaries, (ii) change any material Tax accounting method, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes or (v) take any action nor fail to take any action if such action or such failure would reasonably be expected to result in the Spin-Off failing to qualify for its Intended Tax Treatment;
(ee)    agree, resolve or commit to take any of the actions prohibited by this Section 6.1.
Without limitation of any provisions of this Section 6.1, nothing in this Agreement shall, directly or indirectly, give any Party control over any other Party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain vested in the relevant Party, subject to the terms and conditions of this Agreement.

Section 6.2    Preparation of the Proxy Statement; Stockholders Meeting.
(h)    If the Company Stockholder Approval is required under the MGCL in order to consummate the Merger, then:
(vi)    As promptly as practicable after the Acceptance Time, the Company shall file with the SEC the Proxy Statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting. The Company shall use its reasonable best efforts to cause the SEC to clear the Proxy Statement as promptly as practicable after such filing (including by responding to comments of the SEC). Parent shall furnish all information as may be reasonably requested by the Company in connection with any such action and the preparation, filing and distribution of the Proxy Statement.
(vii)    As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent with a reasonable opportunity to review and comment thereon.
(viii)    The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions.
(i)    If the Company Stockholder Approval is required under the MGCL in order to consummate the Merger, then:
(i)    The Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval.
(ii)    Unless the Company has effected an Adverse Recommendation Change, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Proxy Statement, and use its reasonable best efforts to (x) solicit from its stockholders proxies in favor of the adoption of this Agreement, and (y) take all other action necessary or advisable to secure the Company Stockholder Approval.
(j)    If the Company Stockholder Approval is required under the MGCL in order to consummate the Merger other than pursuant to Section 3-106 of the MGCL, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VIII, its obligations to hold the Company Stockholder Meeting pursuant to this Section 6.2(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or by any Adverse Recommendation Change.
Section 6.3    No Solicitation.
(j)    As of the date hereof, the Company shall immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal and, if applicable, shall seek to have returned to the Company any confidential information that had been provided in any such discussions or negotiations. From and after the date hereof until the earlier to occur of the Acceptance Time or the date of termination of this Agreement in accordance with Article VIII, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, prior to the Acceptance Time, following the receipt of a Superior Proposal or a Takeover Proposal that the Company Board determines in good faith is reasonably expected to lead to a Superior Proposal, and the Company Board determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Takeover Proposal would be inconsistent with its fiduciary duties (it being understood that, for all purposes of this Agreement, references to fiduciary duties of the Company Board shall include the duties of individual directors under the MGCL) to the Company and its stockholders under applicable Law, the Company may, in response to such Takeover Proposal, and subject to compliance with Section 6.3(c), (A) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a confidentiality agreement (an “Acceptable Confidentiality Agreement”) that contains provisions not less favorable to the Company in all material respects than those contained in the Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not include a comparable standstill provision if the Company (x) waives the standstill provisions of the Confidentiality Agreement in favor of Parent or (y) similarly modifies the standstill provisions of the Confidentiality Agreement applicable to Parent, and (B) engage in discussions or negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 6.3(a) by the Company.

(k)    Except as expressly permitted in this Section 6.3(b), neither the Company Board nor any committee thereof shall (1) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Company Recommendation, (2) take any other action or make any other statement in connection with the transactions contemplated by this Agreement inconsistent with the Company Recommendation or (3) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal ((1), (2) and (3) being referred to as an “Adverse Recommendation Change”).
(i)    Notwithstanding the foregoing, prior to the Acceptance Time, the Company Board may (in each case, subject to compliance with this Section 6.3(b) and to compliance with Sections 6.3(a) and 6.3(c)) effect an Adverse Recommendation Change and, subject to compliance with Section 8.1(c)(i), terminate this Agreement in order to enter into a binding agreement for a Superior Proposal if: (i) a written Takeover Proposal is or has been made to the Company by a third party and such Takeover Proposal is not withdrawn; (ii) the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; (iii) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change or terminate this Agreement would be inconsistent with the exercise of its fiduciary duties to the Company and its stockholders under applicable Laws; (iv) the Company Board provides Parent at least three (3) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 6.3(c), as well as a copy of such Takeover Proposal; (v) during the three (3) Business Days following such written notice (or such shorter period as is specified below), the Company Board and its Representatives have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal; and (vi) at the end of the three (3) Business Day period described in the foregoing clause (v), the Company Board concludes in good faith, after consultation with the Company’s (x) outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that the Takeover Proposal continues to be a Superior Proposal and (y) outside legal counsel, that the failure to make such Adverse Recommendation Change or terminate this Agreement would be inconsistent with the exercise by the Company Board of its fiduciary duties to the Company and its stockholders under applicable Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Takeover Proposal for purposes of this Section 6.3; provided, however, that the notice period and the period during which the Company Board and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such new Takeover Proposal pursuant to clause (v) above shall expire on the later to occur of (x) 48 hours after the Company Board provides written notice of such new Takeover Proposal to Parent and (y) the end of the original three (3) Business Day period described in clause (v) above. Nothing in this

Section 6.3(b) shall permit the Company, prior to termination of this Agreement, to enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal or Superior Proposal (other than an Acceptable Confidentiality Agreement). Unless this Agreement has been terminated in accordance with Section 7.1, the Company Board may not submit to the vote of its stockholders any Takeover Proposal other than the transactions contemplated by this Agreement.
(ii)    Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Takeover Proposal, from effecting an Adverse Recommendation Change in response to material events or changes arising after the date hereof that were not known or reasonably foreseeable to the Company as of or prior to the date hereof (an “Intervening Event”) if (and only if) (A) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the Company and its stockholders under applicable Laws; (B) the Company Board provides Parent at least three (3) Business Days’ prior written notice of its intention to take such action, which notice shall include a reasonably detailed description of the Intervening Event; (C) during the three (3) Business Days following such written notice (or such shorter period as is specified below), the Company Board and its Representatives have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Intervening Event; and (D) at the end of the three (3) Business Day period described in the foregoing clause (C), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such Adverse Recommendation Change would be inconsistent with the exercise by the Company Board of its fiduciary duties to the Company and its stockholders under applicable Law. Any material changes to an Intervening Event will be deemed to be a new Intervening Event for purposes of this Section 6.3; provided, however, that the notice period and the period during which the Company Board and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such new Intervening Event pursuant to clause (C) above shall expire on the later to occur of (x) 48 hours after the Company Board provides written notice of such new Intervening Event to Parent and (y) the end of the original three (3) Business Day period described in clause (C) above.
(l)    In addition to the obligations of the Company set forth in Sections 6.3(a) and 6.3(b), the Company shall promptly, and in any event no later than 24-hours after it receives any Takeover Proposal, advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal and shall keep Parent promptly advised of all changes to the material terms of any Takeover Proposal. The Company shall, promptly and in any event within 24 hours, provide to Parent any non-public information concerning the

Company and the Company Subsidiaries that the Company provides (including through its Representatives) to any third Person in connection with any Takeover Proposal after the date hereof that was not previously provided to Parent.
(m)    Nothing contained in this Section 6.3 or Section 6.4 shall prohibit the Company Board from (i) taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to their stockholders if the Company Board determines in good faith, after consultation with the Company’s outside counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with applicable Law.
(n)    For purposes of this Agreement:
(iv)    “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries or Affiliates) relating to (A) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company, or 20% or more of any class of equity securities of the Company, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company and (C) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person (or its stockholders) would own 20% or more of the consolidated assets of the Company or 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company.
(v)    “Superior Proposal” means a bona fide written Takeover Proposal from any Person (other than Parent and its Subsidiaries or Affiliates) for a direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company, or 50% or more of any class of equity securities or voting power of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities or voting power of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which such Person (or its stockholders) would own 50% or more of the consolidated assets of the Company or 50% or more of any class of equity securities of the Company or of any resulting parent company of the Company (in each case other than the transactions contemplated by this Agreement), (A) which is reasonably capable of being completed within a reasonable period of time on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects thereof that the Company Board deems relevant, (B) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Company Board in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel) and (C) which the Company Board has determined in its good faith judgment would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement.
Section 6.4    Publicity. Except with respect to, or following, any Adverse Recommendation Change made in accordance with the terms of this Agreement, and except to the extent disclosed in or consistent with the Offering Documents or the Proxy Statement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law or the rules of the NYSE (or any other securities market).
Section 6.5    Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving Party from any third Person alleging that the consent or approval of such third Person is or may be required in connection with the Transactions and the other transactions contemplated by this Agreement and such consent could (in the good faith determination of such Party) reasonably be expected to prevent or materially delay the consummation of the Transactions or the other transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or the NYSE (or any other securities market) in connection with the Transactions and the other transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or the other transactions contemplated hereby or (B) result in the failure of any condition to the Offer or the Merger set forth in Annex A and Article VII to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies of Parent or the Company available hereunder and no information delivered pursuant to this Section 6.5 shall update any section of the Company Disclosure Letter or the Parent Disclosure Letter or shall affect the representations or warranties of the parties hereunder.
Section 6.6    Access to Information.
(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and its Affiliates and its and their officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) (“Representatives”), during normal business hours during the period prior to the Effective Time, reasonable access (including for the purpose of coordinating transition planning with employees and conducting Phase I environmental site assessments) to all its and its Subsidiaries’ properties, books, contracts, commitments and records, and to its and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, the Company shall promptly make available to the

Parent, subject, in the case of competitively sensitive information, to any “clean-room” arrangements agreed between the Parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its business, properties and personnel as the Parent may reasonably request.
(b)    No investigation by Parent or its Representatives shall affect the representations, warranties, covenants or agreements of the Company set forth herein.
(c)    This Section 6.6 shall not require the Company to permit any access, or to disclose any information, that in the reasonable, good faith judgment of the Company is competitively sensitive, would reasonably be expected to result in any violation of any material Contract or Law to which the Company or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) which the Company or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information if such undermining of such privilege could in the Company’s good faith judgment adversely affect in any material respect the Company’s position in any pending or reasonably probable future litigation; provided, that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (1) would not (in the good faith belief of the Company) reasonably be likely to result in the violation of any such material Contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the Company) be managed through the use of any “clean-room” arrangements agreed between the Parties pursuant to which non-employee Representatives of Parent shall be provided access to such information; provided, further, that the Company shall (x) notify the Parent that such disclosures are reasonably likely to violate the Company’s or its Subsidiaries’ obligations under any such material Contract or Law or are reasonably likely to cause such privilege to be undermined and (y) in the case where such disclosures are reasonably likely to violate the Company’s or its Subsidiaries’ obligations under any material Contract, use reasonable commercial efforts to seek consent from the applicable third party to any such material Contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract).
(d)    Unless and until the Closing occurs, the information provided pursuant to this Section 6.6 shall be kept confidential by the recipient thereof in accordance with, and shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreement, except that notwithstanding Section 2 of the Confidentiality Agreement, (x) the Company and Parent may disclose any of the terms, conditions or other facts of the Transactions and other transactions contemplated by this Agreement if expressly permitted by the terms of this Agreement; (y) notwithstanding Section 1 of the Confidentiality Agreement, the Company shall have no further consent rights with respect to Parent’s selection of any potential source of debt financing (and their respective representatives) or Parent’s ability to share Confidential Information (as defined in the Confidentiality Agreement) with such debt financing sources (provided, that Parent shall provide prompt written notice to the Company of any such debt financing sources with whom it has shared Confidential Information) and (z) any such debt financing sources shall be expressly included within the definition of “Representatives” in the Confidentiality Agreement.
(e)    Notwithstanding any other provision of this Agreement, Parent agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 6.6 for any competitive or other purpose unrelated to the consummation of the Transactions.
Section 6.7    Efforts.
(d)    Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Transactions and, subject to the conditions set forth in Annex A and Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Transactions, as promptly as practicable and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third Person which is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Transactions and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval. Parent shall, and shall cause its Subsidiaries to, promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the Parties to consummate the Transactions as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of, or prohibition or limitation on the ownership or operation by Parent and the Company or any of their respective Subsidiaries of, such assets or businesses as may be required in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of any of the Transactions. Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or consent or approval of the FTC, the Antitrust Division of the Department of Justice or any other Governmental Entity with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Laws and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Offer or the Merger by the Outside Date.
(e)    Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.
(f)    In furtherance and not in limitation of the foregoing, (i) each Party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven (7) Business Days of the date hereof, unless otherwise agreed to by the Parties, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.7 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each of the Parent and the Company shall use its reasonable best efforts to (x) take all action reasonably necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action necessary to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated by this Agreement.
(g)    Each of the Parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the FTC, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder. In addition, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary antitrust or competition clearances. In furtherance and not in limitation of this Section 6.7(d), subject to applicable Laws relating to the exchange of information, each Party shall consult and cooperate with the other Party in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or other legal proceeding. In addition, except as may be prohibited by any Governmental Entity or by Law, in connection with any such request, inquiry, investigation, action or other legal proceeding, each Party hereto shall permit authorized

Representatives of the other Party (x) to participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Entity relating to such request, inquiry, investigation, action or other legal proceeding and (y) to have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or other legal proceeding. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.7(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary in this Section 6.7(d), materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Parent, the Company and their respective Subsidiaries.
Section 6.8    Indemnification.
(a)    Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or the Company Subsidiaries as provided in their respective Constituent Documents or any indemnification or similar agreements shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply therewith. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Constituent Documents or any indemnification or similar agreements, in the form that is in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.
(b)    In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 6.8.
(c)    Prior to the Acceptance Time the Company may, and if the Company does not, Parent shall cause the Surviving Corporation as of immediately following the

Effective Time to, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Effective Time from insurance carriers with the same or better credit ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that in no event shall the Company pay, or the Surviving Corporation, as the case may be, be required to pay, for such “tail” insurance policies a one-time premium in excess of 300% of the Company’s current annual premium for D&O Insurance as of June 8, 2014 (the “Premium Cap”). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six years from and after the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Corporation shall not be required to pay for such D&O Insurance an annual premium in excess of Premium Cap, in which case the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.
(d)    The provisions of this Section 6.8 shall survive consummation of the Transactions, are intended to be for the benefit of, and will be enforceable by, each Party entitled to indemnification hereunder, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
Section 6.9    Financing.
(j)    Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to, any replacement of all or a portion of any facilities (or commitments thereof) described in, or any waiver of any provisions under, the Commitment Letter without the prior written consent of the Company, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing to an amount below the amount required, to consummate the Transactions and to repay or refinance the debt contemplated to be replaced by the Commitment Letter, including the payment of all fees, premiums and expenses associated therewith, (ii) imposes additional conditions or any contingencies or otherwise expands upon, amends or otherwise modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to make any portion of the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to be obtained, (iii) prevents, impedes or delays the occurrence of Closing, (iv) adversely impacts the ability of Parent to enforce its rights against any other party to the Commitment Letter or the Definitive Agreements or (v) adversely impacts the ability of Parent to consummate the transactions contemplated hereby. For the avoidance of doubt, but subject to the foregoing, Parent may amend, supplement, modify or replace the Commitment Letter as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement or (y) to increase the amount of indebtedness. Parent shall not, and shall not permit any of its Subsidiaries to, (a) issue or sell any debt securities, incur debt for borrowed money or issue any equity securities or equity-linked securities, in each case the effect of which is to reduce the commitments under the Bridge Facility (as defined in the Commitment Letter) unless (i) all lenders providing debt commitments and loans thereunder are Investment Grade Lenders (as defined in the Commitment Letter) and (ii) the proceeds are placed in an escrow account and not released therefrom until either used for Financing of the Transactions or the termination of this Agreement in accordance with Article VIII, (b) will not obtain commitments for, or obtain loans under, any term loan facility or term bank debt the effect of which is to reduce the commitments under the Bridge Facility (as defined in the Commitment Letter) unless (i) the purpose of such loans is solely to finance the Transactions, (ii) the conditions precedent to the availability of such facility on the Offer Closing are not less favorable to Parent than such conditions in the Bridge Facility and do not include any conditions not set forth in the Condition Precedent Exhibit (as defined in the Commitment Letter) and (iii) any proceeds from any such facility received prior to the Offer Closing are placed in an escrow account and not released therefrom until either used to finance the Transactions or the termination of this Agreement in accordance with Article VIII; or (c) consummate any sale or disposition of assets the effect of which is to reduce the commitments under the Bridge Facility unless the proceeds are placed in an escrow account and not released therefrom until either used for the Financing of the Transactions or the termination of this Agreement in accordance with Article VIII. For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as amended, modified or replaced pursuant to this Section 6.9 (including any Alternative Financing used to satisfy the obligations under this Agreement), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be amended or modified pursuant to this Section 6.9 and any commitment letters with respect to the Alternative Financing. Parent acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing is a condition to Parent’s obligations to consummate the Transactions and the other transactions contemplated by this Agreement.
(k)    Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter pursuant to its terms (except for amendments not prohibited by Section 6.9(a)) until the transactions contemplated by this Agreement are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (including any “flex” provisions) or on other terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than the terms and conditions contained in the Commitment Letter (such definitive agreements, the “Definitive Agreements”), and do not expand upon the conditions precedent set forth in the Commitment Letter in a manner that would reasonably be expected to make any portion of the funding of the Financing less likely to be obtained or prevent, impede or delay the funding of the Financing and, upon execution thereof, deliver a copy thereof to the Company, (iii) satisfy (or, if deemed advisable by Parent, seek a waiver on a timely basis of) all covenants, other obligations and conditions to funding in the Commitment Letter that are required to be satisfied by it and, in the event that all conditions to funding in the Commitment Letter and the Definitive Agreements are satisfied at or prior to Offer Closing, consummate the Financing at the Offer Closing in accordance with the terms and conditions of the Commitment Letter as in effect at or prior to the Offer Closing and (iv) so long as the conditions in the immediately preceding clause (iii) have been satisfied, take commercially reasonable efforts to enforce its rights under the Commitment Letter and the Definitive Agreements in the event of a failure to fund by the Financing Sources that prevents, impedes or delays the Offer Closing. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.9(b) shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any material fees in excess of those contemplated by the Commitment Letter or the Fee Letter.
(l)    In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to consummate the Transactions and the other transactions contemplated by this Agreement, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated under this Agreement (the “Alternative Financing”) and all references to Financing shall be deemed to include such Alternative Financing and all references to the Commitment Letter and Definitive Documents shall include the applicable documents for the Alternative Financing; provided however, that Parent shall not be required to obtain financing which includes terms and conditions less favorable (taking into account any “market flex” provision) to Parent, in each case relative to those in the Financing being replaced. Parent shall give the Company prompt oral and written notice of any material breach or default by any party to the Commitment Letter or Definitive Agreements of which Parent becomes aware or any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Agreements. Parent shall keep the Company reasonably informed of the status of its effort to arrange the Financing and shall provide to the Company copies of all material, final definitive documents related to the Financing (excluding fee letters, except to the extent that such documents contain any conditions to funding or other substantive provisions regarding the terms and conditions of the Financing). In the event that Parent commences an enforcement action to enforce its rights under the Commitment Letter or the Definitive Agreements and/or cause the Financing Sources to fund the Financing, Parent shall keep the Company reasonably informed of the status of such enforcement action.
(m)    The Company shall, shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide to Parent the following information at least 30 days prior to the Acceptance Time (the “Information Delivery Date”), in each case to the extent not otherwise publicly available by the Information Delivery Date:
(i)    unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for each fiscal quarter (other than the fourth quarter) ended subsequent to June 29, 2013 and at least 40 days prior to the Information Delivery Date and the comparable period in the prior fiscal year; and
(ii)    audited consolidated and consolidating balance sheets of the Company and the Company Subsidiaries for the two most recently completed fiscal years, and related audited statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the three most recently completed fiscal years, in each case ended at least 60 days prior to the Information Delivery Date;
provided that, if a fiscal quarter ends after such 40th day or if a fiscal year ends after such 60th day and in each case prior to the anticipated Acceptance Time, then the Company shall, shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide to Parent the financial information referred to in clause (i) or (ii) above, as applicable, at or prior to such time as it is required to file such financial information with the SEC.
In addition, from and after entry into this Agreement, the Company shall, shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, cooperate with Parent in the preparation of customary pro forma financial statements of Parent that meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement under the Securities Act on Form S-3 (“Pro Forma Financial Statements”), to the extent the Company’s and the Company Subsidiaries’ cooperation relates to financial information and data derived from the Company’s and the Company Subsidiaries’ historical books and records, and to assist Parent in obtaining from the Company’s independent accountants a customary comfort letter with respect to the financial information provided pursuant to this subsection (d) and their consent to use such financial information (including their audit reports with respect to the financial information referred to in clause (ii) above) in a Registration Statement under the Securities Act on Form S-3.
Notwithstanding the foregoing, if the Company in good faith reasonably believes that it has delivered the information requested by this Section 6.9(d), it may deliver to the Parent a written notice to that effect (stating when it believes it completed any such delivery), in which case the

Company shall be deemed to have delivered such information required by this Section 6.9(d) as of the date of delivery of such notice unless the Parent in good faith reasonably believes that the Company has not completed delivery of such information and, within five Business Days after the delivery of such notice to the Company, the Parent delivers a written notice to the Company to that effect (stating with specificity which information the Company has not delivered).
(n)    Parent shall promptly (i) upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of the Company Subsidiaries or their respective Representatives in connection with the cooperation of the Company and Company Subsidiaries and their Representatives contemplated by this Section 6.9 and (ii) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, the “Liabilities”) suffered or incurred by any of them in connection with any claims asserted by Financing Sources in connection with the arrangement of the Financing (other than to the extent such Liabilities arise from the willful misconduct of or breach of this Agreement by the Company, any of the Company Subsidiaries or their respective Representatives) and any information used in connection therewith. All non-public or other confidential information provided by the Company to Parent, its Representatives or its Financing Sources pursuant to this Section 6.9 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to rating agencies and prospective lenders or prospective investors (including by filing with the SEC in a Registration Statement on Form S-3 or otherwise the audited and unaudited financial statements referred to in subsection (d) of this Section 6.9 and the Pro Forma Financial Statements) during syndication or marketing of any financing contemplated by the Commitment Letter, subject to ordinary and customary confidentiality undertakings.
(o)    Notwithstanding anything to the contrary, Parent and Merger Sub acknowledge and agree that obtaining the Financing (or any Alternative Financing) is not a condition to consummation of the Transactions, and that, irrespective and independently of the availability of the Financing or any Alternative Financing, Parent and Merger Sub shall be obligated to pay for tendered Shares in the Offer and consummate the Merger (and pay the Merger Consideration) and the other Transactions as provided herein, subject only to the satisfaction or waiver of the conditions set forth in Annex A with respect to the Offer and the conditions to the Merger set forth in Article VII.
Section 6.10    Employee Benefit Plans.
(c)    Effective as of the Acceptance Time, each Company Stock Option that is unexpired, unexercised and outstanding, whether vested or unvested, immediately prior to the Acceptance Time, shall become vested in full as of immediately before the Acceptance Time and shall be cancelled in exchange for the right to receive a cash payment from Parent at the Acceptance Time to the holder thereof equal to the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the excess, if any, of (1) Offer Price, over (2) the per share exercise price for such option.

(d)    Effective as of the Acceptance Time, each Company RSU that is outstanding as of immediately prior to the Acceptance Time shall become vested in full as of immediately before the Acceptance Time and shall be cancelled in exchange for the right to receive a cash payment from Parent at the Acceptance Time to the holder thereof equal to the number of shares of Company Common Stock subject to the Company RSU multiplied by the Offer Price. For purposes of this Section 6.10(b), any and all performance-based vesting conditions applicable to any Company RSUs will be deemed vested at target performance levels.
(e)    Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of a Company Stock Option or Company RSU pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. Any amount deducted or withheld pursuant to this Section 6.10(c) shall be treated as having been paid to the holder of such Company Stock Option or Company RSU, as the case may be, in respect of which such deduction or withholding was made. Parent or the Surviving Corporation, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.
(f)    No later than ten (10) Business Days following the date of this Agreement, the Company will provide Parent with a true and complete list of all outstanding Company Stock Options and Company RSUs, including with respect to each such award, as applicable, the holder, date of grant, exercise price, vesting schedule, expiration date and number of shares of Company Common Stock subject thereto.
(g)    For a period commencing on the Effective Time, and ending on the second anniversary of the Closing Date (or, such shorter period of employment, as the case may be) each employee of the Company and its Subsidiaries (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement) who remains employed by the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive from Parent or the Surviving Corporation (i) an annual rate of salary or wages that is no less favorable than the annual rate of salary or wages provided to such employee by the Company and the Company Subsidiaries as of immediately prior to the Effective Time; (ii) incentive opportunities that are no less favorable than the incentive opportunities provided to such employee by the Company and the Company Subsidiaries as of immediately prior to the Effective Time; and (iii) employee benefits that are no less favorable than the employee benefits provided to such employee by the Company and the Company Subsidiaries as of immediately prior to the Effective Time.
(h)    Without limiting the foregoing, for a period commencing on the Effective Time, and ending on the second anniversary of the Closing Date, Parent or the Surviving Corporation, as applicable, shall provide or cause to be provided, to each Continuing Employee severance benefits that are no less favorable than the severance payments and benefits for which such Continuing Employee was eligible immediately prior to the Effective Time. Without limiting the foregoing, for a period commencing on the Effective Time, and ending on the second anniversary of the Closing Date, any Continuing Employee who (i) is required by Parent, the Surviving Corporation or any of their respective Subsidiaries to relocate to a work location that is 50 miles or more from such employee’s work location in effect immediately prior to the Effective Time; or (ii) is assigned by Parent, the Surviving Corporation or any of their respective Subsidiaries to a work status representing a reduction of more than 30% in the Continuing Employee’s weekly work schedule in effect as of immediately prior to the Effective Time, shall (in the absence of just cause for termination by the employer) be entitled to resign, with such resignation treated for all purposes as a termination without cause or otherwise as a termination entitling such employee to receive the severance payments and benefits in accordance with this Section 6.10(f).
(i)    From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under all Company Benefit Plans, compensation, retention and severance arrangements and agreements, and collective bargaining agreements, in accordance with their terms as in effect immediately before the Effective Time, provided that such requirement shall not conflict with the obligations set forth in Section 6.10(e), Section 6.10(f) or this Section 6.10(g). Subject to Section 409A of the Code, Parent and the Company hereby agree that a “change of control” or “change in control” within the meaning of each Company Benefit Plan (or an event of similar effect under the terms of such Company Benefit Plan) will occur upon the Closing or the Acceptance Time, as applicable.
(j)    Parent shall, or shall cause the Surviving Corporation to, provide to each Continuing Employee payment with respect to such employee’s annual bonus under the Company’s Annual Incentive Plan for the Company’s fiscal year 2014 and fiscal year 2015 in accordance with the terms set forth on Section 6.10(h) of the Company Disclosure Letter.
(k)    As of the Effective Time, Parent shall, or shall cause the Surviving Corporation, and any of its respective Subsidiaries or any of their respective third party insurance providers or third party administrators to, use commercially reasonable efforts to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such employees may be eligible to participate in after the Effective Time and to credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under any employee benefit plan of the Company or any Company Subsidiary during the plan year which includes the Closing Date for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Surviving Corporation or any of their respective Subsidiaries. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Company Subsidiary to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements maintained by Parent or an applicable Parent Subsidiary that such employees may be eligible to participate in after the Effective Time for such Continuing Employees’ service with the Company or any Company Subsidiaries to the same extent that such service was credited for purposes of any comparable employee benefit plan immediately prior to the Effective Time (other than for benefit accruals under defined benefit pension plans or eligibility for early retirement benefits or post-retirement welfare benefits and in no event shall service prior to the Effective Time be required to be taken into account if such service credit would result in the duplication of benefits with respect to the same period).
(l)    Effective as of no later than the day immediately preceding the Acceptance Time, contingent upon the Acceptance Time, each of the Company, its Subsidiaries and any ERISA Affiliate shall take all actions necessary to terminate each Company Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (each a “Company DC Plan”) and to provide that each participant shall become fully vested in any unvested portion of their accounts under any applicable Company DC Plan. Effective as of or as soon as reasonably practicable following the Acceptance Time, Parent shall establish or designate a defined contribution pension plan (the “Parent DC Plan”) that shall accept the direct rollover of distributions from any Company DC Plan to participants in such Company DC Plan, including in-kind distributions of loan notes. Parent and its Affiliates shall take whatever actions are necessary to ensure that the Parent DC Plan accepts the in-kind rollover of participant loans from the Company DC Plans to the Parent DC Plan, as described in the preceding sentence. Parent shall take all actions necessary to ensure that such employees have the opportunity to continue to make scheduled loan payments pending the rollover of the notes evidencing such loans. Prior to the Acceptance Time, the Company shall adopt, contingent upon the Closing, such resolutions and/or amendments (and take any other required action) to (i) amend the portion of any Company DC Plan that is intended to constitute an employee stock ownership plan, as defined in Code section 4975(e)(7) (each an “ESOP”) to provide that (A) any cash remaining in the ESOP suspense account upon repayment of exempt ESOP loans, as described in Code section 4975(d)(3), the proceeds of which were used to acquire the Shares held in the ESOP suspense account (the “ESOP Loans”) in connection with the termination of the ESOP be allocated to the accounts of the ESOP participants who have account balances in the ESOP in proportion to the participant’s compensation and (B) all distributions of ESOP account balances made following the termination of the ESOP be in the form of cash only, (ii) terminate the ESOP, and (iii) cause (A) the aggregate Offer Price received by the ESOP trustee in connection with the Offer or the Merger with respect to the unallocated Shares held in the ESOP trust to first be applied by the ESOP trustee to the full repayment of the ESOP Loans and (B) any cash remaining in the ESOP suspense account after the repayment of the ESOP Loans as described in clause (iii)(A) above to be allocated to the accounts of the ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP, as amended, as described in clause (i)(A) above. As soon as practicable following the Acceptance Time, Parent shall distribute, or cause to be distributed, the account balances of all Company DC Plans participants and their beneficiaries in cash in accordance with the terms of the Company DC Plans, as amended as described in clause (i)(B) above. Notwithstanding anything to the contrary contained herein, for purposes of measuring comparability under this Section 6.10, the Parent DC Plan shall be deemed to be comparable in all respects to the Company DC Plan and the ESOP.
(m)    [Reserved]
(n)    No provision of this Section 6.10 shall be construed as a limitation on the right of Parent, or to cause any Parent Subsidiary to, amend or terminate any specific employee benefit plan that Parent or a Parent Subsidiary would otherwise have under the terms of such employee benefit plan, nor shall any provision of this Section 6.10 be construed to require the continuation of the employment of any particular Continuing Employee. The provisions of this Section 6.10 are solely for the benefit of the Parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other Person shall be a third-party beneficiary of this Section 6.10 of this Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan of Parent or any Parent Subsidiary or other compensation or benefit plan or arrangement for any purpose.
Section 6.11    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
Section 6.12    Litigation. In the event that any litigation related to this Agreement, the Transactions or the other transactions contemplated by this Agreement is brought against the Company and/or its directors by security holders of the Company, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company and no such settlement shall be agreed to by the Company or any Company Subsidiary without Parent’s prior written consent.
Section 6.13    Pinnacle Termination Fee. Concurrently with the execution and delivery of this Agreement by the Company, (a) the Company shall terminate the Pinnacle Merger Agreement (if it has not previously been terminated) and (b) Parent shall pay to the Company (or, at the direction of the Company, to Pinnacle Foods Inc. on behalf of the Company), the amount of the fee negotiated to terminate the Pinnacle Merger Agreement (the “Pinnacle Termination Fee”) by wire transfer of immediately available funds; provided that, without Parent’s prior written consent, such fee shall not exceed $163,000,000, payment of which shall be conditioned upon receipt of a full and complete release by Pinnacle Foods Inc. of Parent, the Company and their respective Affiliates, officers, directors and employees from any and all liabilities arising under or relating to the Pinnacle Merger Agreement, this Agreement and the transactions contemplated thereby or hereby (“Pinnacle Release”). Notwithstanding the foregoing, no Pinnacle Release shall be required if the Pinnacle Merger Agreement terminates other than pursuant to Section 7.1(a) thereof.
Section 6.14    Section 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries as of or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
Section 6.15    Dividends. If the Company has declared and set a record date for a regular quarterly cash dividend permitted under the terms of this Agreement, and the Effective Time occurs after the record date for such dividend and prior to the payment date for such dividend, then Parent or the Surviving Corporation shall pay such dividend (and any applicable dividend equivalent rights to the extent any holder of a Company RSU was entitled to such rights under the terms of a Company RSU as in effect on the date the Company declared the applicable dividend) on behalf of the Company following the Closing on the scheduled payment date for such dividend.
Section 6.16    Voting of Shares. Parent shall vote all shares of Company Common Stock Beneficially Owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger.
Section 6.17    Merger Sub. Parent and Merger Sub shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.
ARTICLE VII

CONDITIONS TO THE MERGER
Section 7.1    Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent, Merger Sub and the Company):
(k)    Stockholder Approval. If required by applicable Law to consummate the Merger, the Company Stockholder Approval shall have been obtained.
(l)    Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Entity that prohibits, prevents, or makes illegal the consummation of the Merger.
(m)    Purchase of Shares in the Offer. Merger Sub shall have accepted for payment, or caused to be accepted for payment, all the Shares validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, if required by applicable Law, has been obtained (except as otherwise stated below):
(o)    By the mutual written consent of Parent and the Company;
(p)    By either of Parent or the Company:
(i)    if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such Order shall have become final and non-appealable;
(ii)    if the Acceptance Time shall not have occurred by the earlier to occur of (i) June 6, 2015 and (ii) five months after the execution and delivery of this Agreement by the Company (the “Outside Date”); provided, that if, on such date, all Offer Conditions other than (x) the condition set forth in clause (b) of Annex A have been satisfied or waived (to the extent permitted by applicable Law) by Merger Sub and (y) those conditions that by their nature can only be satisfied at the Acceptance Time, then the Outside Date shall be extended until the date that is four months after such date, and such extended date shall be deemed the “Outside Date” for all purposes hereunder; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party that has breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Acceptance Time to have occurred by the Outside Date; or
(iii)    the Offer shall have expired or been terminated without any Shares being purchased therein; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to a party that has breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the expiration or termination of the Offer without any Shares being purchased therein;
(q)    By the Company:
(i)    prior to the Acceptance Time, in order to enter into a binding agreement for a Superior Proposal in compliance with Section 6.3(b)(i), if prior to or concurrently with such termination, the Company pays the Company Termination Fee and the Pinnacle Reimbursement Fee due under Section 8.3(c);

(ii)    if (A) the Offer shall not have been commenced within ten (10) Business Days following the date of this Agreement, or (B) the Offer shall have expired and Merger Sub, in violation of this Agreement, fails to promptly accept for payment and purchase validly tendered Shares pursuant to the Offer; provided, that the right to terminate this Agreement pursuant to clause (A) of this Section 8.1(c)(ii) shall not be available if the Company shall have breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Offer to have been commenced within ten (10) Business Days following the date of this Agreement; or
(iii)    prior to the Acceptance Time, if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 7.1 or the failure of Merger Sub to consummate the Offer and (ii) is incapable of being cured by Parent by the Outside Date or, if capable of being cured, shall not have been cured by Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company; or
(r)    By Parent:
(i)    prior to the Acceptance Time, in the event that (A) an Adverse Recommendation Change shall have occurred, (B) the Company enters into or publicly announces its intention to enter into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement), (C) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9, (D) following the disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (E) below), the Company Board shall have failed to reaffirm publicly the Company Recommendation within five (5) Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, (E) a tender offer or exchange offer is commenced that would, if consummated, constitute a Takeover Proposal and the Company Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer (or, in the event of a change in the terms of the tender offer or exchange offer, within ten (10) Business Days of the announcement of such changes), or (F)  the Company Board publicly announces an intention to take any of the foregoing actions; or
(ii)    if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or clauses (d) or (e) of Annex A and (ii) is incapable of being cured by the Company by the Outside Date or, if capable of being cured, shall not have been cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than this Section 8.2, Section 8.3 and Article IX which provisions shall survive such termination; provided, however, that, except as set forth in Section 8.3(f), no such termination shall relieve any Party from liability for any fraud or Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including, in the case of a breach by Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors, including, without duplication, the loss of the benefit of the Transactions to the Company, the lost stockholder premium, the time value of money, and any benefit to Parent or its stockholders arising from such breach. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with its terms (and notwithstanding anything to the contrary contained in Section 9.6).
Section 8.3    Termination Fee; Expenses.
(c)    Except as otherwise provided in this Section 8.3 (or otherwise as expressly provided in this Agreement) and except for the filing fee under the HSR Act and any fees for similar filings or notices under foreign Laws or regulations (which such fees shall be paid by Parent in each case but, in the event this Agreement is terminated in accordance with its terms, borne equally by Parent and the Company (with the Company reimbursing Parent for its 50% share of such fees promptly following such termination)), all fees and expenses incurred by the Parties hereto shall be borne solely by the Party that has incurred such fees and expenses.
(d)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(i), then the Company shall pay to Parent a fee in the amount of $261,340,000 (the “Company Termination Fee”) and shall reimburse Parent the amount of the Pinnacle Termination Fee previously paid to or on behalf of the Company pursuant to Section 6.13 (the “Pinnacle Reimbursement Fee”), in each case on the second Business Day following the date of such termination.
(e)    [Reserved].
(f)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(i), then the Company shall pay to Parent the Company Termination Fee and shall reimburse Parent the Pinnacle Reimbursement Fee, in each case prior to or concurrently with such termination.

(g)    In the event that after the date hereof, (i) a Takeover Proposal shall have been publicly disclosed, announced or otherwise made public by any Person (other than Parent or any of its Affiliates) (a “Company Takeover Proposal”), (ii) this Agreement is terminated pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(ii) (if the breach giving rise to such termination pursuant to Section 8.1(d)(ii) was a Willful Breach) and at the time of such termination the Company Takeover Proposal has not been withdrawn and remains outstanding, and (iii) within nine (9) months after any such termination referred to in the preceding clause (ii), the Company enters into any definitive agreement providing for any transaction contemplated by any Company Takeover Proposal (regardless of when made after the date hereof and whether or not the same Company Takeover Proposal referred to in the preceding clause (i), which transaction is thereafter consummated (regardless of when consummated)) or consummates any transaction contemplated by any Company Takeover Proposal (regardless of when made after the date hereof and whether or not the same Company Takeover Proposal referred to in the preceding clause (i)), then, the Company shall pay to Parent the Company Termination Fee and, shall reimburse to Parent the Pinnacle Reimbursement Fee, in each case concurrently with the occurrence of the consummation of any Company Takeover Proposal referred to in the preceding clause (iii); provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 8.3(e), references to “20%” shall be replaced by “50%.”
(h)    The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 8.3, the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement (subject to Section 9.12), (i) if Parent receives or is entitled to receive the Company Termination Fee and the Pinnacle Reimbursement Fee pursuant to this Section 8.3, such payment shall be the sole and exclusive remedy of Parent and Merger Sub hereunder, and upon payment of the Company Termination Fee and the Pinnacle Reimbursement Fee, the Company shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (ii) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee and the Pinnacle Reimbursement Fee pursuant to this Section 8.3, the aggregate of the Company Termination Fee and the Pinnacle Reimbursement Fee payable pursuant to this Section 8.3 shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement, (iii) under no circumstances shall Parent or Merger Sub, taken together, be permitted or entitled to receive both a grant of specific performance pursuant to Section 9.12 to cause the consummation of the transactions contemplated hereby and money damages, including all or any portion of the Company Termination Fee or Pinnacle Reimbursement Fee, (iv) under no circumstances shall the Company, be permitted or entitled to receive both a grant of specific performance pursuant to Section 9.12 to cause the consummation of the transactions contemplated hereby and money damages with respect to the same matter at issue and (v) in no event shall the Company’s liability for monetary damages to Parent or Merger Sub with respect to any breach (whether a Willful Breach or otherwise) by the Company of Section 6.3 exceed an amount equal to the sum of the Company Termination Fee plus the Pinnacle Reimbursement Fee. All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall a Company Termination Fee be payable more than once and in no event shall a Pinnacle Reimbursement Fee be payable more than once.
ARTICLE IX

MISCELLANEOUS
Section 9.1    Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Sections 9.6, 9.12(b), 9.13 or this Section 9.1 without the consent of the Financing Sources; provided, further, that no amendment, modification or supplement of this Agreement shall be made (a) following the Acceptance Time, which decreases the Merger Consideration and (b) following receipt of the Company Stockholder Approval, if required by applicable Law, unless, to the extent required by applicable Law or the rules and regulations of the NYSE, approved by the stockholders of the Company or Parent, as applicable.
Section 9.2    Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first proviso of Section 9.1, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 9.3    No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.
Section 9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed)

or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(h)    if to Parent or Merger Sub, to:
Tyson Foods, Inc.
2200 Don Tyson Parkway
Springdale, AR 72762-6999
Attention:     David Van Bebber, Executive Vice President &
    General Counsel
Telephone No.:    (479) 290-4794
Facsimile No.:     (479) 757-6261
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:     George R. Bason, Jr.
    Marc O. Williams
Telephone No.:    (212) 450-5000
Facsimile No.:    (212) 701-5800
(i)    if to the Company, to:
The Hillshire Brands Company
400 South Jefferson Street
Chicago, Illinois 60607
Attention:     General Counsel
Telephone No.:    (312) 614-7962
Facsimile No.:     (312) 614-6533
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attention:     Rodd M. Schreiber, Esq.
Telephone No.:    (312) 407-0700
Facsimile No.:    (312) 407-0411
and
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036

Attention:     Michael A. Civale, Esq.
Telephone No.:    (212) 735-3000
Facsimile No.:    (212) 735-2000
Section 9.5    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.
Section 9.6    Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits and Annexes hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns, except, that notwithstanding the foregoing clause (b), (i) following the Effective Time, the provisions of Section 6.8 shall be enforceable by each Party entitled to indemnification hereunder and his or her heirs and his or her representatives, (ii) following the Effective Time, the provisions hereof shall be enforceable by stockholders of the Company to the extent necessary to receive the Merger Consideration to which each such stockholder is entitled to pursuant to Article III and any dividends to which each such stockholder is entitled pursuant to Section 6.15, (iii) Pilgrim’s Pride Corporation is a third party beneficiary of the Confidentiality Agreement to the extent provided therein and (iv) the provisions of Section 9.1, this Section 9.6, Section 9.12(b) and Section 9.13 shall be enforceable by each Financing Source.
Section 9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto.
Section 9.8    Interpretation. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Parent Disclosure Letter and the Company Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “the date hereof” shall mean the date that the last Party hereto delivers an executed counterpart to this

Agreement to the other Parties hereto. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits, Annexes and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.
Section 9.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 9.10    Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 9.11    Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
Section 9.12    Enforcement; Exclusive Jurisdiction.
(c)    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the circuit courts of the State of Maryland or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Maryland without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the circuit courts of the State of Maryland and any federal court located in the State of Maryland, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the circuit courts of the State of Maryland and any federal court located in the State of Maryland, and (d) consents to service of process being made through the notice procedures set forth in Section 9.4.
(d)    Notwithstanding anything contrary in this Agreement, (i) the Company agrees that no Financing Source shall have any liability or obligation to the Company or any of the Company’s Affiliates and the Company hereby waives any and all rights or claims against the Financing Sources in each case to the extent relating to this Agreement, the Financing, or any of the transactions contemplated hereby or thereby, and in each case whether at law or equity, in contract, in tort or otherwise and (ii) each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The Parties hereto further agree that all of the provisions of Section 9.13 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 9.12(b).
Section 9.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.14    Definitions
(a)    The following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Annexes, Schedules and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.14 or on the corresponding page number of the Index of Defined Terms:
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of such Security, a Person shall be deemed to be the Beneficial Owner of any Securities which may be acquired by such Person (other than pursuant to the Top-Up Option) pursuant to any contract, agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in the City of New York are authorized or required by Law to be closed.
“Company Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, employment, change-in-control, retention, fringe benefit, loan, collective bargaining, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by the Company, any Company Subsidiary or any of their respective ERISA Affiliates, or to which the Company, any Company Subsidiary or any of their ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of the Company or any of the Company Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates has any liability (contingent or otherwise).
“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, (i) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the Transactions and the other transactions contemplated by this Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred for purposes of clause (ii) of this definition: (A) any changes in general United States or global economic conditions, (B) any changes in the general conditions of the industries in which the Company and the Company Subsidiaries operate, (C) any decline in the market price or trading volume of the Securities of the Company, in and of itself (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (D) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (E) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions or any of the other transactions contemplated by this Agreement, other than for purposes of Section 4.4, Section 4.15(m) or clause (d) of Annex A (insofar as it relates to Section 4.4 or Section 4.15(m)), (F) compliance with the terms of, or the taking of any action required by, this Agreement, (G) any change in applicable Law or GAAP (or authoritative interpretations thereof) or (H) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; except, in the cases of clauses (A), (B), (G) and (H), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which the Company and the Company Subsidiaries operate.
“Company Material Contract” means all Contracts (other than Company Benefit Plans) described in clauses (1) through (9) of this definition or filed or required to be filed as exhibits to the Company SEC Documents as of June 8, 2014 to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):
(1) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof);
(2) any Contract that limits in any material respect the ability of the Company or any Company Subsidiary to compete or provide services in any line of business or with any Person or in any geographic area or market segment;
(3) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;
(4) any Contract or series of related Contracts relating to Indebtedness (i) in excess of $5,000,000 or (ii) that becomes due and payable as a result of the transactions contemplated hereby;

(5) any material license, sublicense, option or other Contract relating to Company Material Intellectual Property, including any such material Contract pursuant to which the Company or any Company Subsidiaries is granted any rights to use, is restricted in its rights to use or register or permits any other Person to use, enforce or register any Company Material Intellectual Property, in each case except for any such Contracts relating to generally commercially available software or hardware;
(6) any Contract that provides for any standstill, most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any Company Subsidiary is subject or a beneficiary thereof, which is material to the Company and the Company Subsidiaries taken as a whole;
(7) any purchase, sale or supply Contract that (x) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (y) has more than one year remaining in the term of the Contract or requires in excess of $1,000,000 in remaining obligations;
(8) any Contract relating to, or otherwise entered into in connection with, the disposition or acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, and under which the Company or any Company Subsidiary has a continuing indemnification obligation or other obligation; and
(9) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person.
“Company Material Intellectual Property” means any Intellectual Property the unavailability of which would be materially detrimental to the Company and the Company Subsidiaries, taken as a whole.
“Company Stock Options” means any options to purchase shares of Company Common Stock outstanding under any of the Company Benefit Plans.
“Company RSUs” means restricted stock units (including dividend equivalent restricted stock units granted pursuant to the Company’s 1999 Non-Employee Director Stock Plan and phantom share units), whether payable in cash, shares or otherwise, and whether or not subject to performance vesting conditions, under or pursuant to the Company Benefit Plans.
“Confidentiality Agreement” means the confidentiality agreement, dated June 6, 2014, between Parent and the Company, as the same may be further amended, supplemented or otherwise modified by the Parties.
“Constituent Documents” means, with respect to any Person, the charter, the certificate of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment, instrument or obligation, in each case, including all amendments thereto.
“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of or exposure to any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Laws” means all Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Materials of Environmental Concern, including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Materials of Environmental Concern; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Materials of Environmental Concern; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Financing Sources” means the Persons (including the parties to the Commitment Letter) that have committed to provide or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.
“GAAP” means generally accepted accounting principles in the United States.
“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks, (iv) any capitalized lease obligations and (v) guaranties, endorsements and assumptions in respect of any of the foregoing clauses (i) through (iv).

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, compilations, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) Trade Secrets, (vi) rights of publicity and privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets, and (ix) all applications and registrations for the foregoing.
“International Plan” means any Company Benefit Plan that is not a US Plan.
“Knowledge” means the actual knowledge of (a) with respect to the Company, the persons set forth in Section 9.14B of the Company Disclosure Letter and (b) with respect to Parent, the persons set forth on Section 9.14C of the Parent Disclosure Letter.
“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.
“Lien” means any lien (statutory or otherwise), pledge, hypothecation, mortgage, lease, restriction, covenant, title defect, assignment, charge, encumbrance, adverse right, claim, option, right of first refusal, preemptive right or security interest of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (other than those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Materials of Environmental Concern” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste or the environment or the protection of human health and safety; or (ii) can form the basis of any liability under any Law relating to pollution, waste, or the environment or the protection of human health and safety.
“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).
“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions and the other transactions contemplated by this Agreement.
“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, including statutory liens, in each case incurred in the ordinary course of business to secure claims which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, covenants, restrictions and other similar nonmonetary encumbrances, and other minor irregularities in title, minor encroachments or similar items shown on an accurate survey of the applicable Real Property, that, individually or in the aggregate, do not materially impair the use or value of the property subject thereto, (v) statutory landlords’ Liens and Liens granted to landlords under any lease, (vi) any purchase money security interests, equipment leases or similar financing arrangements, (vii) non-exclusive licenses to Intellectual Property in the ordinary course of business, and (viii) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pinnacle Merger Agreement” means that certain Agreement and Plan of Merger, dated May 12, 2014, by and among the Company, Pinnacle Foods Inc., Helix Merger Sub Corporation and Helix Merger Sub LLC, as the same may be amended from time to time.
“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental including without limitations any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.
“Security” or “Securities” means, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Securities or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions) with respect to such corporation, limited liability company, partnership or other entity is directly or indirectly, though one or more intermediaries, Beneficially Owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements under GAAP.
“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.
“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Trademarks ” has the meaning ascribed to such term in the definition of “Intellectual Property” above.
“Trade Secrets” means all trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, Product Recipes, formulae, models, and methodologies.
“US Plan” means any Company Benefit Plan that covers any present or former employee, consultant, director or officer located primarily within the United States.
“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the Knowledge of the breaching Party and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

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IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the date first written above, and Parent and Merger Sub have duly executed this Agreement as of June 8, 2014.
THE HILLSHIRE BRANDS COMPANY
By:
    Name:
    Title:
TYSON FOODS, INC.
By:     /s/ Donnie Smith
    Name:     Donnie Smith
    Title:    President and Chief Executive Officer
HMB HOLDINGS, INC.
By:     /s/ Donnie Smith
    Name:    Donnie Smith
    Title:    President and Chief Executive Officer

ANNEX A
CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger (the “Agreement”) to which this Annex A is attached.
Notwithstanding any other provision of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer if at any time on or after the date of the commencement of the Offer and prior to the Expiration Time any of the following conditions exists or has occurred and is continuing at the then scheduled Expiration Time:
(a)    there shall not have been validly tendered (and not validly withdrawn) prior to the Expiration Time a number of Shares (excluding Shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) that, together with the Shares beneficially owned by Parent and Merger Sub, represents at least two-thirds (2/3) of the total number of outstanding Shares of the Company as of the Expiration Time (the “Minimum Condition”);
(b)    the waiting period (and any extensions thereof) under the HSR Act shall not have expired or been terminated;
(c)    any Law or Order shall be in effect that prohibits, enjoins or makes illegal the consummation of the Offer;
(d)    (i) the representations and warranties of the Company set forth in the Agreement (except those representations and warranties set forth in clause (ii) below) shall not be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of the Agreement and as of the Expiration Time as though made on or as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Sections 4.2(a), 4.2(b) and 4.6(b) shall not be true and correct in all material respects (in the case of Sections 4.2(a) and 4.2(b)) and in all respects (in the case of Section 4.6(b)) as of the date of the Agreement and as of the Expiration Time as though made on or as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Parent and Merger Sub shall not have received a certificate validly executed and signed on behalf of the Company by its chief executive officer and chief financial officer certifying that this condition has been satisfied;

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(e)    the Company shall not have performed or complied with, as applicable, in all material respects, all of the obligations, agreements and covenants (in each case, other than Section 6.5) required by the Agreement to be performed or complied with by the Company prior to the Expiration Time, and such failure to perform or comply shall not have been cured prior to the Expiration Time, and Parent and Merger Sub shall not have received a certificate validly executed and signed on behalf of the Company by its chief executive officer and chief financial officer certifying that this condition has been satisfied;
(f)    since June 29, 2013, there shall have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
(g)    the Agreement shall have been terminated in accordance with its terms; or
(h)    between the date of the execution of this Agreement by Parent (the “Execution Date”) and the date of execution of this Agreement by the Company, the Company shall have performed or complied with, as applicable, in all material respects, all of the obligations, agreements and covenants required by Section 6.1 of the Agreement as if such obligations, agreements and covenants were effective as of the Execution Date and such failure to perform or comply shall be material and adverse to Parent and shall not have been cured prior to the Expiration Time, and Parent and Merger Sub shall not have received a certificate validly executed and signed on behalf of the Company by its chief executive officer and chief financial officer certifying that this condition has been satisfied.
Subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC, the foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, or may (if permitted by applicable Law) be waived (other than the Minimum Condition which may not be waived) by Merger Sub and Parent as a whole or in part at any time and from time to time in their sole discretion.

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